Exhibit 99.1

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

August 8, 2010

by and among

CenterState Bank of Florida, N.A.,

Carolina First Bank,

(solely with respect to Articles 5 and 12 and Sections 7.6, 7.11 and 11.1)

The South Financial Group, Inc.

and

(solely with respect to Article 12 and Sections 2.6, 7.6 and 11.1)

TD Bank, National Association

5.2.	No Conflicts	29
5.3.	Leases	29
5.4.	Absence of Certain Developments; Undisclosed Liabilities	30
5.5.	Regulatory Matters	30
5.6.	Compliance with Laws	30
5.7.	Loan Matters	31
5.8.	Records	32
5.9.	Title to Assets	32
5.10.	Deposits	32
5.11.	Environmental Laws	32
5.12.	Brokers’ Fees	32
5.13.	No Adverse Notices	33
5.14.	Licenses and Permits	33
5.15.	Owned Real Property	33
5.16.	Employee Benefits	34
5.17.	Assumed Contracts	34
5.18.	Representations and Warranties	34
5.19.	Limitations on Representations and Warranties	35

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		35
6.1.	Corporate Organization and Authority	35
6.2.	No Conflicts	35
6.3.	Regulatory Matters	35
6.4.	Legal Proceedings	36
6.5.	Brokers’ Fees	36
6.6.	Operation of the Branches	36
6.7.	Availability of Funds	36
6.8.	Representations and Warranties	37
6.9.	Limitations on Representations and Warranties	37

ARTICLE 7 COVENANTS OF THE PARTIES		37
7.1.	Activity in the Ordinary Course	37
7.2.	Access	39
7.3.	Regulatory Approvals	40
7.4.	Consents	40
7.5.	Efforts to Consummate; Further Assurances	41
7.6.	Non-Solicitation; Confidentiality	42
7.7.	Insurance	44
7.8.	Loan Servicing	44
7.9.	Notices and Change of Name.	45
7.10.	Real Estate Matters.	45
7.11.	Additional Assurance	46

ARTICLE 8 TAXES AND EMPLOYEE BENEFITS		46
8.1.	Tax Representations	46
8.2.	Proration of Taxes	46
8.3.	Sales and Transfer Taxes	46

8.4.	Information Returns	47
8.5.	Payment of Amount Due under Article 8	47
8.6.	Assistance and Cooperation	47
8.7.	Transferred Employees	47

ARTICLE 9 CONDITIONS TO CLOSING		50
9.1.	Conditions to Obligations of Purchaser	50
9.2.	Conditions to Obligations of Seller	51

ARTICLE 10 TERMINATION		52
10.1.	Termination	52
10.2.	Effect of Termination	53

ARTICLE 11 INDEMNIFICATION		53
11.1.	Indemnification	53
11.2.	Exclusivity	56
11.3.	AS IS Sale: Waiver of Warranties	56

ARTICLE 12 MISCELLANEOUS		57
12.1.	Survival	57
12.2.	Assignment	57
12.3.	Binding Effect	58
12.4.	Public Notice	58
12.5.	Notices	58
12.6.	Expenses	59
12.7.	Governing Law	59
12.8.	Entire Agreement; Amendment	60
12.9.	Third Party Beneficiaries	60
12.10.	Counterparts	61
12.11.	Headings	61
12.12.	Severability	61
12.13.	Specific Performance	61

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of August 8, 2010 (this “Agreement”), by and among CenterState Bank of Florida, N.A., a national banking association (“Purchaser”), Carolina First Bank, a South Carolina-chartered bank (together with its successors and assigns, “Seller”), solely with respect to Articles 5 and 12 and Sections 7.6, 7.11 and 11.1, The South Financial Group, Inc., a South Carolina corporation (together with its successors and assigns, “TSFG”) and, solely with respect to Article 12 and Sections 2.6, 7.6 and 11.1, TD Bank, National Association (“TD”).

RECITALS

WHEREAS, TSFG has entered into the Agreement and Plan of Merger, dated as of May 16, 2010 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among TSFG, TD and Hunt Merger Sub, Inc. (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions set forth therein, Merger Sub will merge with and into TSFG (the “Merger”) whereupon the separate corporate existence of Merger Sub will cease and TSFG will continue as the surviving corporation of the Merger;

WHEREAS, TSFG and TD have entered into the Share Purchase Agreement, dated as of May 16, 2010 (as amended, supplemented or otherwise modified from time to time, the “Share Purchase Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, TD will acquire from TSFG shares of its Preferred Stock, Series M, that will vote together with the TSFG common stock as a single class and represent 39.9% of the total voting power of holders of TSFG capital stock entitled to vote at the special meeting of TSFG shareholders relating to the approval of the Merger Agreement (the “Share Purchase”);

WHEREAS, Seller operates certain banking offices located at: 1 East Gate Square, East Palatka, Florida 32131; 3202 Crill Avenue, Palatka, Florida 32177; 500 N. Summit Street, Crescent City, Florida 32112; and 1120 S.R. 20 Miller Shopping Ctr., Interlachen, Florida 32148 (collectively, the “Branches”);

WHEREAS, Purchaser desires to acquire certain assets and assume certain liabilities of Seller relating to the Branches and certain other loans of Seller, as hereinafter provided, and Seller desires to transfer to Purchaser such assets and liabilities; and

WHEREAS, Purchaser intends to assume and continue the operations of the Branches as branch offices of Purchaser in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1. Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

“Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to and including such date and not yet posted to the relevant deposit account and (b) with respect to a Transferred Loan, interest which is accrued on such Transferred Loan to and including such date and not yet paid.

“ACH” has the meaning set forth in Section 4.3.

“ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Adjusted Payment Amount” means (i) the aggregate balance (including Accrued Interest) of the Deposits as of the close of business on the day immediately preceding the Closing Date, minus (ii) the Purchase Price, each as set forth on the Final Closing Statement or as determined to be final and binding pursuant to Section 3.3(b). For the avoidance of doubt, the Adjusted Payment Amount may be a negative amount.

“Adjustment Date” has the meaning set forth in Section 3.3(a).

“Affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and “control,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means. For purposes of this Agreement, prior to the consummation of the Merger any references to Seller’s or TSFG’s Affiliates shall not include TD or its Affiliates.

“Agency Agreement” has the meaning set forth in Section 2.4.

“Agency Period” has the meaning set forth in Section 2.4.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended, supplemented or otherwise modified from time to time in accordance with Section 12.8(b).

“Assumed Contract” has the meaning set forth in Section 2.1(a).

“Assumed Contracts Assignment” has the meaning set forth in Section 3.5(c).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“ATMs” means the automated teller machines listed in Section 1.1(a) of the Seller Disclosure Schedule.

“Branches” has the meaning set forth in the recitals to this Agreement.

“Branch Employees” means the employees of Seller or its Affiliates employed at the Branches on the Closing Date (including, without limitation, those employees who on the Closing Date are on vacation/paid time off, family and medical leave, military leave, short-term disability or pregnancy leave and who are eligible to return to work under Seller’s policies as in effect on the date of this Agreement). Section 1.1(b) of the Seller Disclosure Schedule contains a complete and accurate list of the employees of Seller or its Affiliates employed at the Branches as of the date hereof, and also indicating which of such employees as of the date hereof are on vacation/paid time off, family and medical leave, military leave, short-term disability or pregnancy leave and who are eligible to return to work under Seller’s policies as in effect on the date of this Agreement, and such list shall be updated promptly upon Purchaser’s request from time to time following the date hereof to reflect changes to the foregoing with the final such update to occur no later than five (5) calendar days prior to the Closing Date. Section 1.1(b) of the Seller Disclosure Schedule also contains as to the employees of Seller or its Affiliates employed at the Branches as of the date hereof current base salaries for such employees, the dates of any scheduled adjustments in such salaries prior to June 30, 2011, the amount of any incentive payments received by such employees during the prior twelve-month period, and the date of payment of such incentives.

“Branch Lease Security Deposit” means any security deposit held by the lessor under a Branch Lease.

“Branch Leases” means the leases under which Seller or its Affiliates lease land and/or buildings used as Branches, including without limitation ground leases.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in Greenville, South Carolina, New York, New York or Winter Haven, Florida are required or authorized by law to be closed.

“Cash on Hand” means, as of any date, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at a Branch.

“Claim Notice” has the meaning set forth in Section 11.1(c).

“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held at such place and on such date as provided in Article 3 hereof and which shall be deemed to be effective at 12:01 a.m. New York time on such date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the letter agreement, dated July 1, 2010, between Purchaser and The South Financial Group, Inc.

“Consents” has the meaning set forth in Section 5.9.

“Consent Order” means the Consent Order (FDIC-10-121b) issued by the Federal Deposit Insurance Corporation on April 30, 2010 to Seller.

“Deposit(s)” means, as of any date, the deposit liabilities with respect to deposit accounts booked at a Branch as reflected on Seller’s accounting records, that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the Transferred Loans, collected and uncollected deposits and Accrued Interest on Deposits, but excluding (1) Escheat Deposits, (2) brokered Deposits, (3) Excluded IRA/Keogh Account Deposits and (4) any liabilities which, notwithstanding Section 7.4, are not transferable pursuant to applicable Law.

“Dispute Notice” has the meaning set forth in Section 11.1(c).

“Draft Allocation Statement” has the meaning set forth in Section 3.9.

“Draft Closing Statement” means a draft closing statement, prepared by Seller, as of the close of business of the third (3rd) Business Day preceding the Closing Date, setting forth the Estimated Purchase Price and the Estimated Payment Amount.

“Employee Plan” means any employee benefit plan, including any (a) deferred compensation or retirement plan or arrangement, (b) defined contribution retirement plan or arrangement, (c) defined benefit retirement plan or arrangement, (d) employee welfare benefit plan or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, under which any present or former employee of Seller or any of its Affiliates has any present or future right to benefits sponsored or maintained by Seller or any of its Affiliates.

“Environmental Law” means any local, state or federal law relating to the protection of the environment or human health or safety as it relates to Hazardous Substance handling or exposure, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which are subject to escheat to any Regulatory Authority pursuant to applicable escheat and unclaimed property Laws.

“Estimated Payment Amount” means (i) the estimated aggregate balance (including Accrued Interest) of the Deposits as of the close of business on the day immediately preceding the Closing Date, minus (ii) the Estimated Purchase Price, each as set forth on the Draft Closing Statement. For the avoidance of doubt, the Estimated Payment Amount may be a negative amount.

“Estimated Purchase Price” means the estimated Purchase Price as set forth on the Draft Closing Statement.

“Estimated Tax Adjustment Amount” has the meaning set forth in Section 8.5.

“Estimated Tax Statement” has the meaning set forth in Section 8.5.

“Excluded Damages” has the meaning set forth in Section 11.1(e).

“Excluded IRA/Keogh Account Deposits” has the meaning set forth in Section 2.4.

“Excluded Taxes” means any Taxes of, or relating to, the Acquired Assets or the operation of the Branches for any tax period or portion thereof ending on or prior to the Closing Date, as allocated in Section 8.2.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FedWire Direct Deposit Cut-off Date” has the meaning set forth in Section 4.3.

“Final Allocation Statement” has the meaning set forth in Section 3.9.

“Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement on or before the thirtieth (30th) calendar day following the Closing Date setting forth Seller’s calculations of both the Purchase Price and the Adjusted Payment Amount.

“GAAP” has the meaning set forth in Section 1.2.

“Hazardous Substance” means any hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws.

“Indemnified Party” has the meaning set forth in Section 11.1(c).

“Indemnifying Party” has the meaning set forth in Section 11.1(c).

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

“IRS” means the Internal Revenue Service.

“Item” means (a) checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Transferred Loans.

“Keogh Account” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

“Law” means any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Regulatory Authority.

“Lease Assignments” has the meaning set forth in Section 3.5(d).

“Letter of Credit” means a letter of credit issued by Seller in favor of a customer of the Branches whose Deposits are transferred hereunder, as set forth on Schedule 1.1(c) of the Seller Disclosure Schedule, or issued thereafter by Seller in the ordinary course of its banking business consistent with past practice and identified on an updated Schedule 1.1(c) of the Seller Disclosure Schedule to be delivered at Closing.

“Lien” means any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

“Loans” means all loans and other extensions of credit included in the Mandatory Loan Pool and the Optional Loan Pool.

“Loan Documents” means all documents evidencing or securing a Loan or a Reimbursement Obligation included in Seller’s possession (regardless of where located, including in Seller’s file or imaging system), including, without limitation, all original notes, reimbursement agreements, security agreements, deeds of trust, mortgages, loan agreements, including building and loan agreements, guarantees, sureties and insurance policies (including title insurance policies), applications and credit information, financial information, insurance information, signature cards, all information on obligors and borrowers and guarantors, taxpayer identification number certifications and records relating thereto, and all modifications, waivers and consents relating to any of the foregoing.

“Loss” means the amount of losses, liabilities, damages and reasonable expenses actually incurred by the Indemnified Party in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) to the Indemnified Party obtained or to be obtained in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable Law, recovery by setoffs or counterclaims, and other economic benefits).

“Mandatory Loan Pool” means all loans and other extensions of credit as of the close of business on the day immediately preceding the Closing Date booked at the

Branches (except to the extent paid off or otherwise extinguished prior to the Closing Date), excluding any such extensions of credit more than thirty (30) days delinquent or classified as “nonaccrual,” “substandard,” “doubtful,” or “loss” in accordance with the applicable regulatory standards for loss classification established by Purchaser’s primary federal bank regulator.

“Material Adverse Effect” means any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, has or would reasonably be expected to have a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Branches or the Acquired Assets (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable generally to banks, (B) changes after the date of this Agreement in laws, rules, regulations or the written interpretation of laws, rules or regulations by Regulatory Authorities of general applicability to banks, (C) actions or omissions expressly required by this Agreement, (D) changes after the date of this Agreement in global, national or regional political conditions (including acts of terrorism or war) or in general business and economic conditions in the United States, including changes generally in prevailing interest rates, currency exchange rates or trading volumes in the United States or foreign securities markets, in each case affecting banks generally, (E) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, including the impacts thereof on relationships with customers and employees, (F) the announcement and/or consummation of the Share Purchase or the Merger, or (G) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or act of terrorism not directly involving the Acquired Assets, except, with respect to clauses (A), (B) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition and results of operations of the Branches or the Acquired Assets as compared to other similarly situated banks in Florida) or (ii) the ability of Seller to perform its obligations under this Agreement or timely consummate the transactions contemplated hereby.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Optional Loan Pool” means all loans and other extensions of credit listed in the loan tape prepared by Seller as of July 31, 2010 and set forth on Section 1.1(d) of the Seller Disclosure Schedule (except to the extent paid off or otherwise extinguished prior to the Closing Date).

“Order” has the meaning set forth in Section 9.1(b).

“Owned Real Property” means the real property and interests in real property owned, directly or indirectly, by Seller or one of its Affiliates set forth in Section 1.1(e) of the Seller Disclosure Schedule, including all buildings, other improvements, fixtures and appurtenances now or subsequently located thereon that are used for the Branches.

“Party” has the meaning set forth in Section 7.6(d).

“P&A Transaction” means the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement.

“Permitted Liens” means (i) Liens for taxes, assessments, governmental charges or levies not yet due and payable, (ii) statutory landlords’ Liens under the Branch Leases, (iii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due or which are being contested in good faith by appropriate proceedings and (iv) any other Liens affecting the Acquired Assets which do not impede the ownership, operation, use or value of such Acquired Assets in any material respect.

“Person” or “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended) comprised of two or more of the foregoing.

“Personal Property” means all of the personal property goods of Seller or its Affiliates located in the Branches, including the trade fixtures, shelving, furniture, on-premises ATMs (excluding Seller licensed software), equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures exclusive of signage containing any trade name, trademark or service mark, if any, of Seller or any of its Affiliates and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the Branches through the Closing Date.

“POS” has the meaning set forth in Section 4.8.

“Post-Closing Processing Period” has the meaning set forth in Section 4.2(c).

“Promissory Note” has the meaning set forth in Section 2.6(e).

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.1(a).

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser Savings Plans” has the meaning set forth in Section 8.7(d).

“Put Date” has the meaning set forth in Section 2.6(c).

“Put Notice” has the meaning set forth in Section 2.6(c).

“Put Period” has the meaning set forth in Section 2.6(a).

“Real Property” means the parcels of real property on which the Branches listed in Section 1.1(f) of the Seller Disclosure Schedule are located, including any improvements thereon.

“Records” means (i) as to the Transferred Loans, the related Loan Documents and (ii) as to other Acquired Assets and Assumed Liabilities, all records and original documents, or where reasonable, appropriate copies thereof, in Seller’s or its Affiliates’ possession that pertain to and are used by Seller or its Affiliates to administer, reflect, monitor, evidence or record information relating to the operation of the Branches (including transaction tickets through the Closing Date and all records for closed accounts) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Acquired Assets and the Deposits, including all such records maintained on electronic or magnetic media in the electronic database system of Seller, or to comply with the applicable Laws to which the Deposits are subject, including but not limited to applicable unclaimed property and escheat laws.

“Regulatory Approvals” means the approval under the Bank Merger Act of Purchaser’s primary federal banking regulator.

“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.

“Reimbursement Obligations” has the meaning set forth in Section 2.2(c).

“Replacement Letter of Credit” has the meaning set forth in Section 2.2(c).

“Repurchased Loan” has the meaning set forth in Section 2.6(d).

“Repurchase Price” means, with respect to any Repurchased Loan as of the close of business on the day immediately preceding the Put Date, an amount equal to (i) the sum of (A) ninety percent (90%) of the unpaid principal balance of such Repurchased Loan (except with respect to all credit extended by Purchaser from and after the Closing Date pursuant to any unfunded commitment or line of credit with respect to such Repurchased Loan that was binding on Seller immediately prior to the Closing, which shall be repurchased for an amount equal to 100% (and not 90%) of the amount of such credit extended), (B) the amount of Accrued Interest on such Repurchased Loan, except that, with respect to Transferred Loans that are more than thirty (30) days delinquent as of such date, such amount shall in no event exceed ninety (90) days of Accrued Interest and (C) any positive escrow balance existing with respect to such Repurchased Loan as of such date, to the extent such balance is transferred to Seller, minus (ii) the sum of (A) any amount owed (prorated, as applicable, based on the Put Date) by Purchaser with respect to such Repurchased Loan relating to servicing, taxes, insurance or similar balances associated with loan servicing and (B) the absolute value of any negative escrow balance existing with respect to such Repurchased Loan as of such date, to the extent such balance or obligations in respect thereof are transferred to Seller.

“Safe Deposit Agreements” means the agreements relating to safe deposit boxes located in the Branches.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 11.1(b).

“Seller Savings Plans” has the meaning set forth in Section 8.7(d).

“Seller Severance Plan” has the meaning set forth in Section 8.7(e).

“Seller’s knowledge” or other similar phrases means information that is actually known to the persons set forth in Section 1.1(g) of the Seller Disclosure Schedule.

“Share Purchase” has the meaning set forth in the recitals to this Agreement.

“Share Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Sublease Agreement” has the meaning set forth in Section 7.4(b).

“Tax Returns” means any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any taxing authority with respect to Taxes and any amendments, supplements or attached schedules to any of the foregoing.

“Taxes” means federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, withholding, backup withholding or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto.

“TD” has the meaning set forth in the introductory paragraph to this Agreement.

“Third-Party Claims” has the meaning set forth in Section 11.1(d).

“Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market accounts.

“Transfer Date” means the Closing Date, except that for Branch Employees on short-term disability leave or military leave at the Closing Date, “Transfer Date” means the date of active commencement of such Branch Employee’s employment with Purchaser or one of its Affiliates, as applicable.

“Transferred Employees” has the meaning set forth in Section 8.7(a).

“Transferred Loans” means (i) all of the Loans included in the Mandatory Loan Pool and (ii) those Loans from the Optional Loan Pool that are set forth on Section 1.1(h) of the Seller Disclosure Schedule, as such Section 1.1(h) may be revised from time to time pursuant to the following sentence, and except to the extent paid off or otherwise extinguished prior to the Closing Date. From time to time during the 60-day period beginning on the date hereof (the “Replacement Period”), Purchaser may, upon written notice to Seller, replace one or more Transferred Loans of the type described in the preceding clause (ii) with one or more Loans included in the Optional Loan Pool (subject at all times to an aggregate unpaid principal amount of Transferred Loans of $125 million), and in connection with any such replacement, Seller shall promptly update Section 1.1(h) of the Seller Disclosure Schedule to reflect the revised list of Transferred Loans covered by the preceding clause (ii). In addition, from time to time after the Replacement Period and until the date that is thirty (30) calendar days prior to the anticipated Closing Date, Purchaser may, upon written notice to Seller, replace one or more Transferred Loans of the type described in the clause (ii) above to the extent such Transferred Loan(s) have been paid off, with one or more Loans included in the Optional Loan Pool (subject at all times to an aggregate unpaid principal amount of Transferred Loans of $125 million), and in connection with any such replacement, Seller shall promptly update Section 1.1(h) of the Seller Disclosure Schedule to reflect the revised list of Transferred Loans covered by clause (ii).

“Transfer Taxes” has the meaning set forth in Section 8.3.

“TSFG” has the meaning set forth in the introductory paragraph to this Agreement.

1.2. Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).

1.3. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.4. Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

ARTICLE 2

THE PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1. Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Acquired Assets”):

(i)	Cash on Hand;

(ii)	the Owned Real Property;

(iii)	the Personal Property;

(iv)	the Transferred Loans (together with all Accrued Interest thereon), and servicing rights related thereto pursuant to Section 2.5;

(v)	the Reimbursement Obligations;

(vi)	the Branch Leases;

(vii)	the Branch Lease Security Deposits;

(viii)	the Safe Deposit Agreements;

(ix)	all rights of Seller and its Affiliates in and pursuant to the contracts set forth in Section 2.1(a)(ix) of the Seller Disclosure Schedule (the “Assumed Contracts”); and

(x)	the Records.

(b) The parties understand and agree that, at the Closing, Purchaser will purchase only the Acquired Assets (and assume only the Assumed Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser has no interest in or right to any assets other than the Acquired Assets or any other business relationship which Seller or its Affiliates may have with any customer of the Branches, including, without limitation: (i) any deposit account or other service of Seller at any other office of Seller which may be linked to the Deposits; (ii) any deposit account which sweeps from any Branch to a third party; and (iii) any cash management service which Seller may provide to any customer of the Branches. Purchaser understands and acknowledges that no credit card relationships, trust and custody relationships, commercial leases or brokerage or investment management relationships are being sold. None of Seller’s, TSFG’s or any of their respective Affiliates’ signs will be sold, and no right to the use of any sign, trade name, trademark, service mark or other intellectual property, if any, of Seller, TSFG or any of their respective Affiliates, will be sold.

2.2. Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) solely to the extent such duties, responsibilities, obligations or liabilities are required to be discharged, performed, satisfied or paid on or after the Closing Date, with respect to the following (collectively, the “Assumed Liabilities”):

(i)	the Deposits, including IRA and Keogh Accounts to the extent contemplated by Section 2.4, as of the close of business on the day immediately preceding the Closing Date;

(ii)	the Branch Leases;

(iii)	the Safe Deposit Agreements;

(iv)	the Assumed Contracts, except for any liability or obligation under such contracts (i) to be performed prior to the Closing Date or (ii) arising from a breach of, or default under, such contract by Seller or its Affiliates;

(v)	except as set forth in Section 8.7, all liabilities arising out of the employment of the Branch Employees and their dependents and beneficiaries arising or accruing from and after the Closing Date;

(vi)	the obligations under the Transferred Loans and related Loan Documents, including any unfunded commitments and lines of credit related to the Transferred Loans and the obligation and responsibility to service the Transferred Loans as contemplated by Section 2.5;

(vii)	subject to Section 2.2(c), Seller’s obligations with respect to the Letters of Credit; and

(viii)	liability for Taxes relating to the holding or use of the Acquired Assets or the operation of the Branches (other than Excluded Taxes).

(b) Notwithstanding anything to the contrary in this Agreement, Purchaser will not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, or of any of Seller’s Affiliates, of any kind or nature, known, unknown, contingent or otherwise (other than the Assumed Liabilities or as otherwise expressly set forth herein), including without limitation any liabilities or obligations related to or arising out of Seller’s or its Affiliates’ ownership and operation of the Branches and the Acquired Assets prior to the Closing Date.

(c) In recognition that Seller’s obligations under the Letters of Credit are not directly assumable by or assignable to Purchaser, the parties agree that the Letters of Credit shall remain outstanding from and after the Closing in accordance with their respective terms. On the Closing Date, Seller shall assign its rights under all reimbursement agreements and related documents (including, but not limited to, any collateral documents) with respect to the Letters of Credit (collectively, the “Reimbursement Obligations”) to Purchaser such that Purchaser will be entitled to obtain reimbursement from customers upon any draw on a Letter of Credit to the same extent that Seller is entitled to obtain such reimbursement upon any draw on a Letter of Credit. From and after the Closing, Seller and Purchaser shall use commercially reasonable efforts to replace the Letters of Credit with new letters of credit issued by Purchaser (each, a “Replacement Letter of Credit”). On the Closing Date, Seller and Purchaser shall execute a memorandum of understanding detailing the procedures to be followed in administering the Letters of Credit and substituting Replacement Letters of Credit as contemplated by this Section 2.2(c), including procedures for Purchaser to reimburse Seller for any payments it makes in respect of a draw on a Letter of Credit.

2.3. Purchase Price. The purchase price (the “Purchase Price”) for the Acquired Assets shall be the sum of:

(a) The aggregate amount of Cash on Hand as of the close of business on the day immediately preceding the Closing Date;

(b) The aggregate book value of all of the Acquired Assets, other than Cash on Hand and Transferred Loans, as reflected on the books of Seller as of the close of business on the day immediately preceding the Closing Date; and

(c) The sum of (A) ninety percent (90%) of the aggregate unpaid principal balance, (B) Accrued Interest with respect to the Transferred Loans (as of the close of business on the day immediately preceding the Closing Date) and (C) any positive escrow balance existing with respect to the Transferred Loans as of the Closing Date to the extent such balance is transferred to Purchaser.

2.4. Assumption of IRA and Keogh Account Deposits. On or before the Closing Date, Seller shall cause notice to be sent to each depositor of a Deposit in an IRA and each “employer” who established a Deposit pursuant to a Keogh plan, regarding the resignation of Seller as IRA custodian or Keogh plan trustee, as applicable. Seller and Purchaser shall enter into an Agency Agreement effective as of the Closing Date, in a form reasonably acceptable to each of Seller and Purchaser (the “Agency Agreement”), pursuant to which Seller shall appoint Purchaser as Seller’s agent with respect to IRA deposit liabilities and Keogh plan deposit liabilities during the period commencing on the Closing Date and ending on the date on which Seller’s resignation as custodian or trustee, as applicable, can first become effective in accordance with the terms of the applicable IRA or Keogh plan (the “Agency Period”). The Agency Agreement shall further provide that, effective upon termination of the applicable Agency Period, Seller appoints Purchaser as successor custodian to such IRA and as successor trustee to such Keogh plans for which an alternative successor custodian or trustee has not been appointed in accordance with the applicable plans attached as a schedule to the Agency Agreement. Upon such appointment as successor custodian for such IRAs and as successor trustee for such Keogh plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable Laws. If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh plan, such deposit liabilities shall be excluded from the Deposits for purposes of this Agreement (such deposit liabilities, the “Excluded IRA/Keogh Account Deposits”) and the Purchase Price shall be appropriately adjusted. Notwithstanding such exclusion, Purchaser and Seller shall use their reasonable best efforts for a period of three (3) months following the Closing Date to effect the transfer to Purchaser of such deposit liabilities, and to the extent such transfers are effected during such period, the Purchase Price shall be appropriately adjusted.

2.5. Sale and Transfer of Servicing. The Transferred Loans shall be sold on a servicing-released basis (and without limitation, any related escrow deposits shall be transferred to Purchaser). As of the close of business on the Closing Date and subject to Sections 4.1 and 7.8, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Transferred Loans after the Closing Date will be transferred to and assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Transferred Loans from and after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Transferred Loans prior to the Closing Date.

2.6. Put Right Regarding Transferred Loans.

(a) During the two (2) year period following the Closing Date (the “Put Period”), Purchaser shall have the right, upon satisfaction of the procedures and other requirements set forth in this Section 2.6, to require TD to repurchase at the Repurchase Price any Transferred Loan that, following the Closing Date, becomes (i) more than thirty (30) days delinquent or (ii) classified as “nonaccrual,” “substandard,” “doubtful” or “loss” in accordance with the applicable regulatory standards for loss classification established by Purchaser’s primary federal bank regulator; provided that TD shall not be obligated to repurchase any Transferred Loan (A) with respect to which Purchaser has, at any time from and after the Closing Date, extended credit in excess of the amount of any unfunded commitment or line of credit with respect to such Transferred Loan that was binding on TD immediately prior to the Closing, (B) that Purchaser has, at any time from and after the Closing Date, amended or modified (including by means of any waiver or forbearance) (x) to increase the overall loan commitment, reduce the applicable interest rate or extend the stated maturity, (y) if such amendment or modification would qualify as a troubled debt restructuring (TDR) or (z) in any manner that would reasonably be expected to impact the enforceability of the underlying collateral or otherwise negatively impact the value of such Transferred Loan, (C) with respect to which Purchaser has transferred any interest to any other person or effected any renewal, refinancing or refunding, (D) that is encumbered on the Put Date, or (E) with respect to which Purchaser has agreed to take any action described in the preceding clauses (A) through (D).

(b) The obligation of TD to repurchase any Transferred Loan is contingent upon the satisfaction (or waiver by TD) of each of the following conditions: (i) Purchaser shall have delivered to TD a Put Notice (as defined below) and any supporting evidence required pursuant to Section 2.6(c); (ii) Purchaser shall not have caused, by action or inaction (x) the priority of title to such Transferred Loan or the security for such Transferred Loan to be less than that conveyed by TD or (y) any material claim of third parties to arise against Purchaser or any of its Affiliates that, as a result of the repurchase under this Agreement, would reasonably be expected to be asserted against TD or any of its Affiliates; and (iii) Purchaser shall have, since the Closing Date, complied in all material respects with GAAP and regulatory accounting and the applicable regulatory standards for loan classification established by Purchaser’s primary federal bank regulator with respect to such Transferred Loans and serviced such Transferred Loans in accordance with customary and usual standards of industry practice.

(c) Purchaser shall notify TD of each Transferred Loan with respect to which Purchaser is seeking repurchase pursuant to this Section 2.6. Such notice (the “Put Notice”) shall be in writing and shall include the following information: (i) Purchaser’s tax identification number and wire instructions; (ii) the reason for which Purchaser is seeking repurchase pursuant to this Section 2.6 by referring, with respect to each Transferred Loan for which Purchaser is seeking repurchase pursuant to this Section 2.6, to clause (i) and/or clause (ii) of the first sentence of Section 2.6(a); (iii) a certification executed by Purchaser that the Put Notice is being submitted in good faith and is complete and accurate in all respects to the best of Purchaser’s knowledge; and (iv) the date for the consummation of the repurchase of the Transferred Loans for which Purchaser is seeking repurchase pursuant to this Section 2.6, which date shall not be earlier than ten (10) Business Days from the date of the Put Notice (such date or such later date that is three (3) Business Days after the delivery by Purchaser to TD of all information required by this Section 2.6, the “Put Date”). The Put Notice shall be accompanied by evidence supporting the basis for the repurchase of each Transferred Loan for which Purchaser is seeking repurchase pursuant to this Section 2.6. Promptly upon request, Purchaser shall supply TD with any additional evidence that TD may reasonably require. TD shall have no obligation to repurchase any Transferred Loan pursuant to this Section 2.6 for which a Put Notice and all supporting evidence reasonably requested by TD have not been received by TD on or prior to the last day of the Put Period.

(d) On the Put Date, Purchaser shall deliver to TD: (i) the Transferred Loans specified in the Put Notice that qualify for repurchase pursuant to Section 2.6(a) (each such Transferred Loan, a “Repurchased Loan”), duly and properly re-endorsed to TD by Purchaser and on a servicing-released basis, together with all notes, guarantees, agreements and other evidence thereof and all collateral and security interests securing the Repurchased Loans in the possession of Purchaser and all necessary assignments (if applicable, in recordable form), endorsements and other instruments of conveyance as may be necessary under the circumstances; provided that all such assignments, endorsements and other instruments of conveyance shall be without recourse as to collection to Purchaser; (ii) possession of all Loan

Documents in whatever form or medium (including imaged documents) and collateral in the custody of Purchaser, in each case, relating to the Repurchased Loans; (iii) a certification, by a duly authorized representative of Purchaser, certifying that as of the Put Date (A) none of the conditions relieving TD of its obligation to repurchase any Transferred Loans set forth in the proviso of the first sentence of Section 2.6(a) existed with respect to the Repurchased Loans and (B) the conditions set forth in Section 2.6(b) have been satisfied; and (iv) such other instruments of transfer and conveyance and other documents or certificates as are necessary or appropriate to re-convey the Repurchased Loans to TD (or its designee), in each case in form and substance reasonably satisfactory to TD and its legal counsel. In all cases where Purchaser recorded or filed among public records any document or instrument evidencing a transfer of a Repurchased Loan to Purchaser, Purchaser shall cause to be recorded or filed among such records a similar document or instrument evidencing the re-conveyance of such Repurchased Loan to TD. The Repurchased Loans shall be sold to TD on a servicing-released basis (and without limitation, any related escrow deposits shall be transferred to TD). As of the close of business on the Put Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Repurchased Loans after the Put Date will be transferred to and assumed by TD. Purchaser shall be discharged and indemnified by TD from all liability with respect to servicing of the Repurchased Loans from and after the Put Date and TD shall not assume and shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Repurchased Loans prior to the Put Date. In addition, Purchaser shall take all such reasonable actions as requested by TD to assist TD in obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Repurchased Loan sold on the Put Date in favor of TD or its designated assignee as secured party.

(e) On the Put Date and upon compliance by Purchaser with Section 2.6(d), TD shall pay to Purchaser the Repurchase Price for each Repurchased Loan. The Repurchase Price shall be paid by TD in cash by wire transfer of immediately available funds pursuant to the wire instructions set forth in the Put Notice.

(f) From and after the applicable Put Date, no Repurchased Loan shall be considered a Transferred Loan for purposes of this Agreement, except that if the Adjusted Payment Amount shall not have become final and binding pursuant to Section 3.3(b) as of any Put Date, the parties will continue to treat such Repurchased Loan as a Transferred Loan for purposes of determining the Adjusted Payment Amount (or shall mutually agree on appropriate and equitable treatment of the Repurchase Price to reflect the transactions).

(g) During the Put Period, Purchaser shall deliver to Seller and TD within five (5) days following the last day of each calendar month a report on the Transferred Loan portfolio that includes all information reasonably requested from time to time by Seller or TD in order to allow for ongoing accounting and regulatory reporting by Seller and/or TD, including credit quality indicators and loss classifications for each Transferred Loan, in a format reasonably specified by Seller or TD, as applicable.

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1. Closing. (a) The Closing will be held at the offices of TSFG at 102 South Main Street, Greenville, South Carolina 29601 or any such other place as may be agreed to by the parties.

(b) The Closing Date shall occur on the first Business Day following the later of (i) ninety (90) days from the date hereof and (ii) the satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.2 hereof or, such other date as is mutually agreed by the parties in writing.

3.2. Payment at Closing. (a) On or prior to the third Business Day immediately preceding the Closing Date, Seller shall deliver to Purchaser the Draft Closing Statement and shall make available (and cause its representatives to make available) such work papers, schedules, books and records and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Draft Closing Statement. At the Closing, (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in dollars equal to the absolute value of such negative amount. In addition, Seller shall be responsible for payment of any Transfer Taxes due or incurred in connection with the transactions contemplated by this Agreement.

(b) All payments to be made hereunder by one party to the other shall be made in cash by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon New York time on the date of payment.

(c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3. Adjustment of Purchase Price. (a) On or before the thirtieth (30th) calendar day following the Closing Date (the “Adjustment Date”), Seller shall deliver to Purchaser the Final Closing Statement and shall make available (and cause its representatives to make available) such work papers, schedules, books and records and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Final Closing Statement.

(b) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom (including the calculation of the components thereof), in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser, whose determination of such amounts will be final and binding on the parties hereto. Such accounting firm shall be instructed to resolve the disputed items within twenty (20) Business Days of engagement, to the extent reasonably practicable. Each of Seller and Purchaser shall provide full cooperation to such accounting firm, and shall make available (and cause its respective representatives to make available) to such accounting firm such work papers, schedules, books and records and other supporting data as may be reasonably requested by such accounting firm. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(c) On or before 12:00 noon New York time on the tenth (10th) Business Day after the Adjusted Payment Amount shall have become final and binding pursuant to Section 3.3(b) above, if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.3 shall be made contemporaneously with the foregoing payment. In addition, contemporaneously with the foregoing payments, (i) if Seller is due an Estimated Tax Adjustment Amount (as defined in Section 8.5), Purchaser shall pay to Seller such amount, or (ii) if Purchaser is due an Estimated Tax Adjustment Amount (as defined in Section 8.5), Seller shall pay to Purchaser such amount.

3.4. Proration: Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until the close of business on the day immediately preceding the Closing Date, and that Purchaser shall operate the Branches, hold the Acquired Assets and assume the Assumed Liabilities for its own account after such time. Thus, except as otherwise specifically provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of the close of business on the day immediately preceding the Closing Date, and settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

(b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) rental payments under the Branch Leases; (ii) assessments for FDIC deposit insurance with respect to the Deposits, (which shall be prorated solely for the assessment for the calendar quarter during which the Closing Date occurs); (iii) wages, salaries and employee benefits and expenses; (iv) trustee or custodian fees on IRA and Keogh Accounts; (v) prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the day immediately preceding the Closing Date; (vi) safe deposit rental payments previously received by Seller; and (vii) unamortized loan fees.

3.5. Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a) Special warranty deeds duly executed and acknowledged by the applicable record fee owner in recordable form for each parcel of Owned Real Property, conveying good, valid and marketable fee simple title to the Owned Real Property to Purchaser, free and clear of all Liens other than Permitted Liens;

(b) A bill of sale duly executed by Seller or its Affiliates, with respect to the Acquired Assets, each in form and substance reasonably satisfactory to Purchaser and its legal counsel;

(c) An assignment and assumption agreement, duly executed and acknowledged by Seller or one of its Affiliates, as applicable, in form and substance reasonably satisfactory to Purchaser, with respect to each of the Assumed Contracts (the “Assumed Contracts Assignment”);

(d) Lease assignment and assumption agreements, duly executed and acknowledged by Seller or one of its Affiliates, as applicable, and in recordable form, each in form and substance reasonably satisfactory to Purchaser and its legal counsel, with respect to each of the Branch Leases (the “Lease Assignments”);

(e) Subject to the provisions of Section 7.4 hereof, such consents of landlords under the Branch Leases as shall be required pursuant to the terms of such Branch Leases to the assignment of such Branch Leases to Purchaser and any required consents of the landlords to the execution of the Lease Assignments;

(f) The certificates contemplated by Section 9.1(c);

(g) The Transferred Loans, duly and properly endorsed to Purchaser by Seller, together with all notes, guarantees, agreements and other evidence thereof and all collateral and security interests securing the Transferred Loans in the possession of Seller and all necessary assignments (if applicable, in recordable form), endorsements and other instruments of conveyance as may be necessary under the circumstances; provided that all such assignments, endorsements and other instruments of conveyance shall be without recourse as to collection to Seller;

(h) Possession of all Loan Documents in whatever form or medium (including imaged documents) and collateral in the custody of Seller, in each case, relating to the Transferred Loans;

(i) Physical possession of all Acquired Assets as are capable of physical delivery;

(j) An Agency Agreement, duly executed by Seller, in form and substance reasonably satisfactory to Purchaser and its legal counsel, with respect to each IRA or Keogh Account included in the Deposits, as contemplated by Section 2.4;

(k) A certificate, in form and substance reasonably satisfactory to Purchaser, of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b)(2) from Seller;

(l) Such other deeds, bills of sale, assignments, certificates of title, Transfer Tax documents, other instruments of transfer and conveyance and other documents or certificates as may reasonably be requested by Purchaser, each in form and substance reasonably satisfactory to Purchaser and its legal counsel including such affidavits of title or other certifications as shall be reasonably required by the title insurance company insuring Purchaser’s title to the Owned Real Property;

(m) Such affidavits as shall be reasonably required by the title insurance company described in Section 3.5(n) below to enable Seller to deliver title to the Owned Real Property as required by this Agreement; and

(n) Title insurance policies in the face aggregate amount equal to the book value of the Owned Real Property, as of the date hereof, issued by a title insurance company reasonably acceptable to Purchaser insuring Purchaser’s fee simple (and, if applicable, easement) interest in the Owned Real Property (subject only to the Permitted Liens), at Seller’s expense, except for any modification or endorsements thereto, which shall be paid at Purchaser’s expense; landlord estoppel certificates that Seller is able to obtain after using its reasonable best efforts and, subject to the provisions of this Agreement, such consents as may be required to effect the Lease Assignments; and

(o) Such other documents and instruments as are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

3.6. Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:

(a) The Assumed Contracts Assignment, duly executed by Purchaser;

(b) An Agency Agreement, duly executed by Purchaser, in form and substance reasonably satisfactory to Purchaser and its legal counsel, with respect to each IRA or Keogh Account included in the Deposits, as contemplated by Section 2.4;

(c) The Lease Assignments and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary for providing for the assumption by Purchaser of a Branch Lease, duly executed by Purchaser, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date; and

(d) Such other documents and instruments as are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

3.7. Collateral Assignments and Filing. Seller shall take all such reasonable actions as requested by Purchaser to assist Purchaser in obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Transferred Loan or Reimbursement Obligation sold on the Closing Date in favor of Purchaser or its designated assignee as secured party.

3.8. Owned Real Property Filings. On or prior to the Closing Date, Seller shall file or record, or cause to be filed or recorded, any and all documents necessary in order that the legal and equitable title to Owned Real Property shall be duly vested in Purchaser in accordance with the terms and provisions of this Agreement. Any expenses or documentary Transfer Taxes with respect to such filings and all escrow closing costs shall be borne by Seller.

3.9. Allocation of Purchase Price. No later than the Adjustment Date, Seller shall prepare and deliver to Purchaser a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Acquired Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Purchaser shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Purchaser objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the Adjustment Date, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Purchaser’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.9, (the “Final Allocation Statement”) shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm. Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement, except as otherwise required by Law.

ARTICLE 4

TRANSITIONAL MATTERS

4.1. Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(a) Not later than seven (7) calendar days after the date of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser any information regarding Seller’s relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information).

(b) Not later than thirty (30) calendar days after the date of this Agreement, Seller shall deliver to Purchaser the specifications and conversion sample files.

(c) From time to time prior to the Closing Date, after Purchaser has tested and confirmed the conversion sample files, upon the reasonable request of Purchaser Seller shall provide additional file-related information.

(d) Upon the reasonable request of Purchaser, Seller will cooperate with Purchaser and will make available from time to time after the date of this Agreement and prior to the Closing Date a reasonable number of technical personnel for consultation with Purchaser concerning the matters contemplated by this Section 4.1.

(e) Upon the reasonable request of Purchaser, Seller will use its reasonable best efforts to assist Purchaser with respect to the continuation of any third-party vendor services to the Branches from and after the Closing Date. From the date of this Agreement until the Closing, Seller and Purchaser shall cooperate in good faith to address any transitional issues that may arise and that are not specifically addressed in this Article 4.

4.2. Customers. (a) Not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise may be required by applicable Law):

(i)	Seller or, at Seller’s request, Purchaser will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii)	each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other persons that either Seller or Purchaser, as the case may be, is required to give under applicable Law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication, to the extent reasonably practicable, three (3) Business Days, but in any event at least two (2) Business Days, in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers of the Branches, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable Law. Except as otherwise expressly set forth in this Agreement, Purchaser may not send or publish any notice or communication to any customer of the Branches without the prior written consent of Seller, such consent not to be unreasonably withheld. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. No communications by Purchaser to any such owners, borrowers, customers or lessees shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing.

(b) Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending acquisition of the Acquired Assets and assumption of the Assumed Liabilities and to comply with applicable Law.

(c) Neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller, or any of its Affiliates; provided, however, that Purchaser shall notify Deposit account customers and Transferred Loan account customers that, upon the expiration of a post-Closing processing period, which shall be ninety (90) calendar days after the Closing Date (the “Post-Closing Processing Period”), any Items which are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Transferred Loan account customers in accordance with this Section 4.2.

(d) During the period beginning on the Closing Date and ending on the ninetieth (90th) calendar day thereafter, Seller shall use commercially reasonable efforts to (A) accept as a correspondent bank for forwarding to Purchaser all Items which are presented to Seller for payment or credit in any manner including, without limitation, through Seller’s Federal Reserve account cash letters or correspondent bank cash letters or deposited by Deposit account customers, correspondent banks or others but excluding ATM withdrawals, deposits and transfers unless initiated with an automated teller machine card issued by Purchaser; and (B) batch all such Items in paper format (checks or IRDs) and have them available for pickup by Purchaser no later than 8:00 a.m. New York time on the Business Day after presentation to Seller. For deposits and loan payments processed in error by Seller, copies of the deposit slips, loan correspondence (or similar correspondence) and copies of the deposited items will be batched and provided to Purchaser by 12:00 noon New York time on the next Business Day and will be provided via secured email to allow memo posting of the deposits and loan payments to the customer accounts.

4.3. Direct Deposits. Seller will use its reasonable best efforts to transfer to Purchaser on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposits. For a period of ninety (90) calendar days following the Closing, in the case of ACH direct deposits to accounts containing Deposits (the final Business Day of such period being the “ACH Direct Deposit Cut-Off Date”), Seller shall transfer to Purchaser all received ACH direct deposits each Business Day following the receipt thereof at 7:00 a.m. New York time, to the extent reasonably practicable, but in any event not later than 7:30 a.m. New York time. Such transfers shall contain Direct Deposits effective for that Business Day only. On each Business Day, for a period of thirty (30) calendar days following the Closing Date (the final Business Day of such period being the “FedWire Direct Deposit Cut-Off Date”), Seller shall transfer to Purchaser all FedWires received by Seller (as soon as is practicable after receipt) and shall also use its reasonable best efforts to provide each such originator with an indication of Purchaser’s correct Wire Room contact information and an instruction that future wires should be sent to Purchaser. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches. At the time of the ACH Direct Deposit Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

4.4. Direct Debits. As soon as practicable after the date of this Agreement and after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser. Seller shall cooperate in facilitating the transfer of such authorizations. Such notice shall be in a form reasonably agreed to by the parties. For a period of ninety (90) calendar days following the Closing, Seller shall transfer to Purchaser all received direct debits on accounts constituting Deposits each Business Day following the date of receipt thereof at 7:00 a.m. New York time, to the extent reasonably practicable, but in any event not later than 7:30 a.m. New York time. Such transfers shall contain Direct Debits effective for that Business Day only. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Closed.” Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Deposits. On the Closing Date, Purchaser shall provide ACH originators of such Direct Debits with account numbers relating to the Deposits.

4.5. Access to Records. (a) From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer, subject to the confidentiality provisions in Section 7.6(d). All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by Law, unless the parties shall agree in writing to a longer period. Between the date hereof and the Closing Date, Purchaser and Seller shall use their reasonable best efforts to develop policies and procedures to be followed by each party in connection with any request by Purchaser, following the Closing Date, for Seller to provide it with Records retained by Seller following the Closing. Notwithstanding anything to the contrary herein, no party shall be required to make available any Tax Returns or any other information relating to its Taxes that it deems confidential.

(b) Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating to the Acquired Assets and Assumed Liabilities (which become the property of Purchaser, except with respect to any Repurchased Loan), shall remain the property of the other party, and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Section 7.6(d).

4.6. Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the day immediately preceding the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from and after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any Regulatory Authorities to be withheld from any of the Deposits through the day immediately preceding the Closing Date will be withheld by Seller in accordance with applicable Law or appropriate notice from any Regulatory Authority and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required from and after the Closing Date will be withheld by Purchaser in accordance with applicable Law or appropriate notice from any Regulatory Authority and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the day immediately preceding the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered from and after the Closing Date with respect to the Deposits.

(c) Unless otherwise agreed by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Transferred Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the day immediately preceding the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable taxing authorities and to obligors on Transferred Loans purchased on the Closing Date, with respect to all periods from and after the Closing Date, concerning all such interest and points received.

(d) Seller and Purchaser shall cooperate in good faith to determine an appropriate allocation of responsibility for the obligations described in this Section 4.6 with respect to any Repurchased Loans.

4.7. Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

4.8. ATM/Debit Cards: POS Cards. Seller will provide Purchaser with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, as soon as practicable and in no event later than forty-five (45) Business Days after the date of this Agreement. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. In instances where a depositor of a Deposit made an assertion of error regarding an account pursuant to the Electronic Fund Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts (and upon any such payment by Purchaser to Seller, the Purchase Price shall be adjusted accordingly). Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller will not be required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs. Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) Business Days nor later than fifteen (15) Business Days prior to the Closing Date, which cards shall be effective as of 12:01 a.m. New York time on the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and POS transactions effected on or before 12:01 a.m. New York time on the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing with POS cards issued by Seller to access Transaction Accounts.

4.9. Data Processing Conversion for the Branches and Handling of Certain Items. (a) The conversion of the data processing systems with respect to the Branches and the Acquired Assets and Assumed Liabilities will be completed on the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Sections 7.2(a) and 7.6(d)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall be permitted, at its expense, to install and test communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

(b) As soon as practicable and in no event more than ten (10) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use its reasonable best efforts to cause these depositors to begin using such drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their reasonable best efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures. During the forty-five (45) Business Day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall forward to Purchaser no later than three (3) Business Days after receipt thereof all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such forty-five (45) Business Day period, Seller shall cease forwarding drafts against Transaction Accounts and shall instead return them to the originators marked “Account Closed.”

(c) Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid within forty-five (45) Business Days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, to the extent of any balance in such Deposit, and shall repay that amount to Seller (and upon any such payment by Purchaser to Seller, the Purchase Price shall be appropriately adjusted). If there are not sufficient funds in the Deposit, Purchaser shall forward such Returned Item to Seller and Seller shall take responsibility for collection of the unpaid amount; provided that if there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller. Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid more than forty-five (45) Business Days after the Closing will be the responsibility of Seller.

(d) During the forty-five (45) Business-Day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within five (5) Business Days of receipt by Purchaser. Payments received by Seller with respect to any Transferred Loans shall be forwarded to Purchaser within five (5) Business Days of receipt by Seller. Payments received by Purchaser with respect to any Repurchased Loans shall be forwarded to Seller within two (2) Business Days of receipt by Purchaser.

(e) Prior to the Closing Date, Purchaser will open and maintain two demand deposit accounts with Seller, one for deposits and one for loans/lines, to be used for settlement activity following the Closing Date. Seller will provide Purchaser with a daily statement for these accounts. Purchaser will be responsible for initiating all funding and draw-down activity against these accounts. Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status. Activity that will be settled through these accounts will include but not be limited to: items drawn on a Deposit but presented to Seller for payment, ACH transactions, Direct Debit transactions, Returned Items, and payments made to Seller for Transferred Loans. Any adjustments to the Purchase Price contemplated by this Article 4 will also be debited or credited to such accounts.

4.10. Employee Training. Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training to Branch Employees who are reasonably anticipated to become Transferred Employees. Any such training will be conducted in a manner that will not unreasonably interfere with the business activities of the Branches. Purchaser shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training activities to the extent such time and expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities, and Purchaser shall pay the full salary or wages and other reasonable expenses incurred by Seller in respect of replacement employees for such prospective Transferred Employee excused from their duties at the Branches for such training activities for the periods during which such prospective Transferred Employee are excused, where such replacement employees are reasonably determined by Seller to be needed to maintain ongoing operations at the Branches without disruption. Such training activities may take place, as mutually agreed by the parties, at a Branch or off-site.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Each of TSFG (with respect to Sections 5.1 and 5.2) and Seller represents and warrants to Purchaser as follows, provided, however, that notwithstanding the contemplated merger of

Carolina First Bank and TD following completion of the Merger, any references to historical actions or practices of “Seller” shall be deemed to be statements regarding Carolina First Bank, as it existed prior to any such merger of Carolina First Bank and TD:

5.1. Corporate Organization and Authority. TSFG is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina. Except as disclosed in Section 5.1 of the Seller Disclosure Schedules, Seller is a South Carolina chartered bank, duly organized, validly existing and in good standing under the Laws of South Carolina. Seller has all requisite power and authority to conduct the business as it is now being conducted at the Branches. Each of TSFG and Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Seller and TSFG. No other corporate proceedings on the part of TSFG or Seller are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of TSFG and Seller. Assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes a valid and binding obligation of each of TSFG and Seller, enforceable against each of TSFG and Seller in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

5.2. No Conflicts. The execution, delivery and performance of this Agreement by each of TSFG and Seller, the consummation of the transactions contemplated hereby by each of TSFG and Seller and the compliance by each of TSFG and Seller with the terms and provisions hereof do not and will not, (i) violate any provision of its respective charter or by-laws or (ii) assuming that the Regulatory Approvals are duly obtained or made, violate or constitute a breach of, or default under (x) any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which TSFG or Seller is subject or (y) any agreement or instrument to which TSFG or Seller is subject or by which TSFG or Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii)(y) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (assuming the receipt of any required consents of lessors under the Branch Leases in respect of the transactions herein contemplated). Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Seller has all licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all Regulatory Authorities necessary for the lawful conduct of the business as it is now being conducted at the Branches and (ii) all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in full force and effect and are not subject to any suspension, modification or revocation or proceedings related thereto, nor to Seller’s knowledge is any such suspension, modification or revocation contemplated or threatened by any such authority.

5.3. Leases. Section 5.3 of the Seller Disclosure Schedule includes a true and complete list of each Branch Lease. Each Branch Lease is the valid and binding obligation of Seller or its Affiliates; and there does not exist with respect to Seller’s or any of its Affiliates’ obligations thereunder, or, to Seller’s knowledge, with respect to the obligations of the lessor thereof, any material default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a material default on the part of Seller or the lessor under any such Branch Lease. The Branch Leases give Seller the right to occupy the building and land comprising the related Branch. There are no subleases relating to any Branch created or suffered to exist by Seller, or to Seller’s knowledge, created or suffered to exist by any other person. There are no tenants or other occupants of any of the Branches. None of the Branch Leases has been pledged or assigned by Seller or its Affiliates or is subject to any Liens, other than Permitted Liens.

5.4. Absence of Certain Developments; Undisclosed Liabilities. Since March 31, 2010, there has not been any effect, event, development, change, occurrence or circumstance that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except for the Assumed Liabilities and this Agreement, there are no obligations or liabilities of Seller or any of its Affiliates relating to the Branches that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5. Regulatory Matters. (a) The execution, delivery and performance of this Agreement and the other agreements to be entered into in connection herewith by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing or registration with or notification to any Regulatory Authority other than the Regulatory Approvals.

(b) There are no pending or, to Seller’s knowledge, threatened disputes or controversies between Seller and any Regulatory Authority that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Seller nor any of its Affiliates has received any indication from any Regulatory Authority that such agency would oppose or refuse to grant a Regulatory Approval.

(c) Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Regulatory Authority charged with the supervision or regulation of depository institutions or their holding companies, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case, that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

5.6. Compliance with Laws.

(a) The banking business of the Branches is being conducted in compliance, in all material respects, with all federal, state and local Laws applicable thereto.

(b) Seller properly administers all accounts of the Branches for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of Seller, or any director, officer or employee of Seller has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

5.7. Loan Matters.

As of the date hereof (or, with respect to any Transferred Loan that becomes a Transferred Loan after the date hereof pursuant to replacement as contemplated in the definition thereof, as of the date of such replacement) and as of the Closing Date:

(a) Each Transferred Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Transferred Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Seller’s written underwriting standards and with all applicable requirements of Laws, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Transferred Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, (iii) to Seller’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (iv) is free from all material claims, defenses, rights of rescission, any discount, allowance, set-off, counterclaim, presently pending bankruptcy or other defenses by the borrower, and (v) complies in all material respects with all applicable lending laws and regulations. In connection with the origination, acquisition, ownership, and servicing of all Transferred Loans, all applicable federal and state laws, rules and regulations have been, and are being, complied with by Seller in all material respects. All escrow accounts related to the Transferred Loans are being maintained in accordance, in all material respects, with applicable federal and state laws and in accordance, in all material respects, with any and all servicing agreements and terms of the Transferred Loans. As of the date hereof, there is no pending or, to Seller’s knowledge, threatened, litigation which may materially and adversely affect the title or interest of the Seller in and to each Transferred Loan, the collateral for such Transferred Loan and the promissory note or the mortgage or deed of trust and any related guarantees or the obligations of all obligors under such Transferred Loan and related documents, instruments and agreements. As of the date hereof, there are no pending or, to Seller’s knowledge, threatened, foreclosures, total or partial condemnation or repossession proceedings or insurance claims with respect to any Transferred Loan or the collateral for such Transferred Loan. In connection with the transfer of any Transferred Loan or the servicing thereof that require notice to the related borrower, the Seller will notify Purchaser, and will comply with all notice and reporting requirements of the Loan Documents and of any Law and cooperate with Purchaser and provide Purchaser evidence of compliance if requested by Purchaser. The notes or other credit or security documents with respect to each such Transferred Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Seller and are complete and correct in all material respects.

5.8. Records. The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Transferred Loans on an ongoing basis, and to otherwise operate the business being acquired under this Agreement in substantially the manner currently operated by Seller.

5.9. Title to Assets. Seller is the lawful owner of each of the Acquired Assets (other than the Owned Real Property, which is covered by Section 5.15), free and clear of all Liens other than Permitted Liens. Section 5.9 of the Seller Disclosure Schedule lists all of the material consents (other than the Regulatory Approvals) that are required to transfer the Acquired Assets (the “Consents”). Except for the Consents, on the Closing Date, Purchaser will acquire good and marketable title to all of the Acquired Assets, free and clear of all Liens other than Permitted Liens.

5.10. Deposits. All of the Deposit accounts have been administered and originated in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable Laws. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.11. Environmental Laws. With respect to each parcel of Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)	there are no proceedings, claims or actions seeking to impose on Seller any material liability or obligation arising under common law standards of conduct relating to environmental protection, human health or safety as it relates to Hazardous Substance handling or exposure or under any Environmental Laws, pending or, to Seller’s knowledge, threatened against Seller;

(ii)	during or, to Seller’s knowledge, prior to the period of (i) its ownership or operation of such Real Property, (ii) its participation in the management of such Real Property, or (iii) its holding of a security interest or other interest in such Real Property, there were no releases or threatened releases of Hazardous Substances in, on, under or affecting any such Real Property which would reasonably be expected to result in any claim against, or liability of, Seller; and

(iii)	Seller is not subject to any agreement, order, judgment or decree by or with any Regulatory Authority or third party imposing any material liability or obligation pursuant to or under any Environmental Law.

5.12. Brokers’ Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Keefe, Bruyette & Woods, Inc., for which Seller shall be solely liable.

5.13. No Adverse Notices. No notices or citations of any applicable private restrictions or of the material violation of any zoning regulation or other Law of any governmental authority or authorities having jurisdiction relating to any Real Property or Branch, or any part thereof have been received by Seller relating to any material matter affecting any Real Property or Branch.

5.14. Licenses and Permits. Seller has all material licenses, permits, easements and rights of way, including building permits, certificates of occupancy and occupancy permits which are required from any Regulatory Authority having jurisdiction over the Real Property and the Branches (other than permits or authorizations required pursuant to Environmental Laws) or from private parties as necessary to make use of the Real Property and the Branches and in order to ensure adequate vehicular and pedestrian ingress and egress to the Real Property and the Branches, except where the failure to hold such licenses, permits, easements and rights of way would not be reasonably expected to materially restrict or impair the use of such facilities.

5.15. Owned Real Property.

(a) Section 1.1(e) of the Seller Disclosure Schedule lists and identifies by address all Owned Real Property of Seller. Seller is the lawful owner of the Owned Real Property, free and clear of all Liens except for Permitted Liens.

(b) Seller has not received any written notice of any material uncured current violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process, or other written notice of potential liability under applicable zoning, building, fire and other applicable Laws relating to the Owned Real Property and, to Seller’s knowledge, there is no action, suit, proceeding or investigation pending or threatened before any Regulatory Authority which relates to Seller or the Owned Real Property.

(c) Seller has not received any written notice of any actual and has no knowledge of any pending condemnation proceeding relating to the Branches.

(d) Seller has received no notice of any default or breach by Seller under any material covenant, condition, restriction, right of way or easement affecting the Owned Real Property or any portion thereof, and, to Seller’s knowledge, no such default or breach now exists.

(e) Neither Seller nor any of its Affiliates has entered into any agreement (other than this Agreement) regarding the Owned Real Property, including, without limitation, any options to purchase Owned Real Property, rights of first offer or refusal, and the Owned Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller’s knowledge, threatened, which would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Owned Real Property or which would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the transactions contemplated hereby.

(f) All buildings, structures, fixtures, building systems and equipment included in the Owned Real Property are in reasonably good condition and repair in all material respects, subject to reasonable wear and tear.

5.16. Employee Benefits.

(a) Section 5.16(a) of the Seller Disclosure Schedule sets forth a list of each Employee Plan in which the Branch Employees participate.

(b) Except as would not reasonably be expected to result in a material liability to Purchaser or any of its Affiliates: (i) each Employee Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no event has occurred and no condition exists that would subject Seller or its Affiliates, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws (including under Title IV of ERISA); and (iii) there are no claims, actions, suits, proceedings or investigations that are pending or, to Seller’s knowledge, threatened, with respect to any Employee Plan.

(c) No Employee Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and to Seller’s knowledge, no events have occurred and no circumstances exist that have resulted in, or would reasonably be expected to result in, any material “withdrawal liability” (within the meaning of Section 4201 of ERISA) being incurred by Seller or its Affiliates that remains unsatisfied. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that such plan is qualified under the Code and nothing has occurred that could reasonably be expected to cause the loss of such qualification.

(d) No Employee Plan exists that could result in the payment to any Branch Employee of any money or other property (including any severance payments, bonus or other compensation) or in the acceleration of any other rights or benefits to any Transferred Employee as a result of the transactions contemplated herein.

5.17. Assumed Contracts. The Assumed Contracts have been entered into in the ordinary course of business and are on terms that are customary in all material respects in the industry for the particular type of contract and otherwise consistent with industry practice and standards.

5.18. Representations and Warranties. No representation or warranty by the Seller contained in this Agreement or in any schedule furnished to the Purchaser by the Seller under and pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements and information contained herein or therein, in light of the circumstances under which it was or will be made, not misleading.

5.19. Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or representatives makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other person.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

6.1. Corporate Organization and Authority. Purchaser is a national banking association, duly organized, validly existing and in good standing under the Laws of the United States. Purchaser has all the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser. Assuming due authorization, execution and delivery by Seller, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

6.2. No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, the consummation of the transactions contemplated hereby by Purchaser and the compliance by Purchaser with the terms and provisions hereof do not and will not, (i) violate any provision of its charter or by-laws or (ii) assuming that the Regulatory Approvals are duly obtained or made, violate or constitute a breach of, or default under (x) any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Purchaser is subject or (y) any agreement or instrument to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii)(y) would result in a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

6.3. Regulatory Matters. (a) The execution, delivery and performance of this Agreement and the other agreements to be entered into in connection herewith by Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing (other than post-closing filings) or registration with or notification to any Regulatory Authority other than the Regulatory Approvals.

(b) There are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any Regulatory Authority that would result in a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser has not received any indication from any Regulatory Authority that such agency would oppose or refuse to grant a Regulatory Approval.

(c) Neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Regulatory Authority charged with the supervision or regulation of depository institutions or their holding companies, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case, that would result in a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(d) Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least “well capitalized”, as defined for purposes of the tests used by Purchaser’s primary federal banking regulator to evaluate the capital of a national bank, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including, without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

(e) Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the Regulatory Authority responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

6.4. Legal Proceedings. There are no claims, actions, suits or proceedings, whether civil, criminal or administrative, pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser that would result in a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

6.5. Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

6.6. Operation of the Branches. Purchaser currently intends to continue to provide retail and business banking services in the geographical area served by the Branches.

6.7. Availability of Funds. Purchaser has sufficient funds on hand or available to it pursuant to existing lines of credit to permit Purchaser on the Closing Date to pay all amounts payable by Purchaser hereunder, and all fees and expenses incurred by Purchaser in connection with the transactions contemplated hereby, and to permit Purchaser to timely pay or perform all of its other obligations under this Agreement.

6.8. Representations and Warranties. No representation or warranty by the Purchaser contained in this Agreement or in any schedule furnished to the Seller by the Purchaser under and pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements and information contained herein or therein, in light of the circumstances under which it was or will be made, not misleading.

6.9. Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or representatives makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other person.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1. Activity in the Ordinary Course. From the date of this Agreement (or, with respect to any Transferred Loan that becomes a Transferred Loan after the date hereof pursuant to replacement as contemplated in the definition thereof, from the date of such replacement) until the Closing Date, except as otherwise expressly contemplated hereby or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed): (x) Seller shall (1) conduct the business of the Branches, in all material respects, in the usual, regular and ordinary course consistent with past practice and existing banking and operating policies and (2) take no action which would materially and adversely affect or delay the ability of any party hereto to obtain the Regulatory Approvals or to perform its covenants and agreements under this Agreement; and (y) Seller shall not:

(i)	(A) Increase or agree to increase the salary, remuneration, compensation or benefits of any Branch Employee other than (i) as required by contractual commitments outstanding on the date hereof and disclosed in Section 7.1(i) of the Seller Disclosure Schedule or under any Employee Plans as in effect on the date hereof or (ii) in accordance with Seller’s existing customary policies generally applicable to employees having similar rank or duties, or pay or agree to pay any bonus to any Branch Employee other than regular annual cash bonuses or other performance-based commissions or bonuses granted in the ordinary course of Seller’s business consistent with past practice, or, other than in the ordinary course of business consistent with past practice, transfer any Branch Employee (other than any Branch Employees who do not become Transferred Employees) to another branch or office of Seller or any of its Affiliates, other than temporary assignments of a fill-in nature in the ordinary course of business consistent with past practice, which assignments will be completed prior to the Closing Date or (B) adopt, enter into, amend or terminate any Employee Plan in any manner that would result in any material additional liability to Purchaser or any of its Affiliates.

(ii)	Transfer to or from any Branch to or from any of Seller’s other operations or branches any material Acquired Assets or any Deposits, except (A) in the ordinary course of business consistent with past practice, (B) upon the unsolicited request of a depositor or customer or (C) if such Deposit is pledged as security for a loan or other obligation that is not a Transferred Loan;

(iii)	Sell, transfer, license, assign, encumber or otherwise dispose of any of the Acquired Assets or any interest therein except in the ordinary course of business consistent with past practice;

(iv)	Make or agree to make any material improvements to the Owned Real Property, except with respect to commitments for such improvements made on or before the date of this Agreement, as set forth in Section 7.1(iv) of the Seller Disclosure Schedule, and normal maintenance or refurbishing purchased or made in the ordinary course of business consistent with past practice;

(v)	File any application or give any notice to relocate or close any Branch or relocate or close any Branch;

(vi)	Amend in any material respect, or terminate or (except as provided in Section 7.1(vi) of the Seller Disclosure Schedule) extend any Branch Lease;

(vii)	Except as permitted by this Section 7.1, knowingly take, or knowingly permit its Affiliates to take, any action (A) materially impairing Purchaser’s rights in any Deposit or Acquired Asset (other than a Transferred Loan or Reimbursement Obligation), or (B) materially impairing the ability of Purchaser to collect upon any Transferred Loan or Reimbursement Obligation;

(viii)	Fail to maintain loan underwriting, origination, acquisition, sale, servicing or review policies or other material banking or operating policies in all material respects in accordance with such policies in effect at other branches of Seller in the State of Florida;

(ix)	Fail to price Deposits in all material respects in accordance with the deposit pricing policies in effect from time to time at the other branches of Seller located in Putnam County, Florida (or in a manner more favorable, from the perspective of the depositor, than is specified in such policies), subject to the restrictions on the effective yields on deposits as described in 12 CFR 337.6 imposed on Seller in the Consent Order;

(x)	Except as required by Law or the terms of the applicable Loan Documents, (A) release any collateral or any party from any liability on or with respect to such Transferred Loan, (B) compromise or settle any material claims of any kind or character with respect to such Transferred Loan or (C) amend or waive any of the material rights or other terms of such Transferred Loan as set forth in the applicable Loan Document;

(xi)	Take any action that is intended or may reasonably be expected to result in any of the conditions set forth in Section 9.1 not being satisfied or in a material violation of any provision of this Agreement;

(xii)	Enter into, amend or terminate any Assumed Contract other than in the ordinary course of business consistent with past practice; or

(xiii)	Agree with, or commit to, any person to do any of the things described in clauses (i) through (xii).

7.2. Access. (a) Until the Closing Date, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access to the properties, books, records (including Tax Returns), contracts, documents, files (including loan files) and other information of or relating to the Branches, the Acquired Assets and Assumed Liabilities, including for purposes of reviewing BSA/AML matters. Purchaser and Seller each will identify to the other, within ten (10) calendar days after the date hereof, a selected group of their respective salaried personnel that shall constitute a “transition group” who will be available to Seller and Purchaser, respectively, at reasonable times to provide information and assistance in connection with Purchaser’s investigation of such matters. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer thereof. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of Seller’s business. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide access to or disclose information where such access or disclosure would violate the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties hereto shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Seller shall permit Purchaser, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at each Branch at any time prior to the Closing Date; provided, however, that Purchaser shall have the right to conduct a “phase II environmental audit” prior to the Closing only to the extent that a “phase II environmental audit” is within the scope of additional testing recommended by the “phase I environmental audit” to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by The American Society for Testing Materials) that was discovered in the “phase I environmental audit.” Prior to performing any “phase II environmental audits,” Purchaser will provide Seller with a copy of its proposed work plan and Purchaser will cooperate in good faith with Seller to address any comments or suggestions made by Seller regarding the work plan.

Purchaser and its environmental consultant shall conduct all environmental assessments pursuant to this Section 7.2(b) so as not to unreasonably interfere with the conduct of the business of the applicable location, and Purchaser shall maintain or cause to be maintained adequate insurance with respect to any assessment conducted hereunder. Purchaser shall be required to restore each Owned Real Property to its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” shall be borne solely by the Purchaser, except if any restoration and clean up shall be required by applicable Environmental Laws, in which event such expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” as well as any restoration and clean up, shall be borne solely by Seller, up to an aggregate amount of $500,000 for each Branch, and provided in such case that Seller shall be entitled (at Seller’s option) to manage and control such restoration and clean up; and provided further, that if the expenses in connection with any “phase I environmental audit” and any “phase II environmental audit,” and any restoration and clean up, in relation to a Branch exceeds $500,000 and Seller does not agree to pay such excess expenses, Purchaser may elect, by notice delivered to Seller within ten (10) calendar days of the determination that such expenses will exceed such specified amount, to exclude such Branch from the Owned Real Property acquired pursuant to this Agreement, and Seller shall use its reasonable best efforts subject to the other provisions of this Agreement, to enter into a sublease (or similar contract) or arrange for a lease relating to the applicable Branch with Purchaser, covering at least a one-year period.

(c) Purchaser may meet with Branch Employees, as well as with regional directors who have responsibility for the Branches, promptly following execution of this Agreement and through the Closing Date to discuss employment retention and other employment related matters at mutually agreeable times and so long as such meetings do not interfere unreasonably with the conduct of Seller’s business.

7.3. Regulatory Approvals. As soon as practicable and in no event later than twenty (20) Business Days after the date of this Agreement, and assuming the full and timely cooperation and assistance of Seller, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals. Seller will use reasonable best efforts to cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments which may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than confidential information or information relating solely to the filing party and its Affiliates. If any Regulatory Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed; provided that any such modification or adjustment to the terms of the transaction shall require the prior written approval of TD.

7.4. Consents. (a) Seller agrees to use reasonable best efforts to obtain all necessary consents from lessors under the Branch Leases and from any other parties whose consent is required in order to assign or transfer any Acquired Asset or Deposit to Purchaser on the Closing Date; provided that Seller shall not be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested in connection with the utilization of its reasonable best efforts to obtain any such required consents.

(b) If, despite Seller’s reasonable best efforts, the consent of a lessor to the assignment of a Branch Lease cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase that Purchaser has committed to pay, Seller shall, if permitted without the consent of the lessor under the Branch Lease, sublease the Branch to Purchaser pursuant to a sublease agreement in form and substance reasonably satisfactory to Purchaser and Purchaser’s legal counsel (the “Sublease Agreement”) which shall be for the remainder of the existing term of the Branch Lease and which shall provide for Purchaser to perform all of the obligations of Seller under such Branch Lease and which otherwise shall contain mutually agreeable terms.

(c) If Seller shall be unable to deliver (i) a consent with respect to a Branch Lease or (ii) a Sublease Agreement as contemplated by Section 7.4(b), Seller shall, if permitted without the consent of the lessor under the Branch Lease, (A) notify Purchaser no later than twenty (20) Business Days prior to the Closing Date and (B) make available to Purchaser space at such Branch necessary for the operations of the applicable Branch pursuant to a use and occupancy agreement in form and substance reasonably satisfactory to Purchaser and Purchaser’s legal counsel, which agreement Purchaser and Seller shall execute at the Closing.

(d) Seller will use its reasonable best efforts to procure customary non-disturbance agreements from any mortgage lender holding a mortgage lien on any Real Property which is occupied pursuant to a Branch Lease in form and substance reasonably satisfactory to Purchaser; provided, however, that Seller shall not be obligated to incur any monetary obligations or expenditures to mortgage lenders in connection with the utilization of its reasonable best efforts to obtain such non-disturbance agreements.

(e) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute any agreement to assign any Acquired Asset, Deposit or Assumed Liability, or any claim or right or any benefit arising thereunder or resulting therefrom if such attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Seller thereunder or be contrary to applicable Law. If any such consent or approval is not obtained, Seller shall use its reasonable best efforts (which shall not require Seller or its Affiliates to pay any amounts of money or other consideration to any person or to initiate any legal proceeding against any person) to secure an arrangement reasonably satisfactory to Purchaser ensuring that Purchaser will receive the benefits under the agreement for which such consent is being sought following its assignment and assumption by Purchaser.

7.5. Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing. Purchaser shall use reasonable best efforts to obtain each Regulatory Approval as promptly as reasonably practicable and to the extent best possible in order to permit the Closing to occur not later than the dates which give the parties the right to terminate this Agreement pursuant to Section 10.1(c) of this Agreement.

(b) From time to time following the Closing, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as Purchaser reasonably requests in order to vest in Purchaser the full legal and equitable title to the Acquired Assets.

(c) On and after the Closing Date, each party will promptly deliver to the other all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Acquired Assets transferred on the Closing Date, including, but not limited to, that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing. The costs incurred by a party in performing its obligations under this Section 7.5(c) shall be borne by the initial recipient of any such mail, communications or other material.

7.6. Non-Solicitation; Confidentiality. (a) For a period of one (1) year following the Closing Date, TSFG and Seller shall not, and shall cause their respective subsidiaries not to, and, if the Merger is consummated, then from and after the date of such consummation, TD shall not, and shall cause its subsidiaries not to, directly or indirectly, solicit deposits or loans in the United States from customers who hold Deposits or have Transferred Loans on the Closing Date (excluding any Transferred Loan as of the Closing Date that subsequently becomes a Repurchased Loan); provided, however, that (i) TSFG and Seller, and their respective subsidiaries, and TD and its subsidiaries, may engage in general advertising, solicitations or marketing campaigns, programs or other efforts not specifically directed or targeted at such customers, (ii) TSFG and Seller, and their respective subsidiaries, and TD and its subsidiaries, may solicit, and engage in lending, deposit or other banking or financial services relationships, with any customers of TSFG and Seller, and their respective subsidiaries, and TD and its subsidiaries, who have other deposit accounts or loans held at branches of Seller or its subsidiaries or TD and its subsidiaries (other than the Branches) or other banking or financial services relationships with Seller or its subsidiaries or TD and its subsidiaries, (iii) TSFG and Seller, and their respective subsidiaries, and TD and its subsidiaries, may respond to inquiries by such customers with respect to banking or other financial services, and (iv) Seller and its subsidiaries, and TD and its subsidiaries, may provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof or as may be required by Law. Purchaser understands and acknowledges that Seller or its subsidiaries, and TD or its subsidiaries, will conduct banking operations in the same geographic area as the Branches.

(b) Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way which would induce such customers to close any account and open accounts directly with Purchaser or would otherwise result in a transfer of all or a portion of an existing account from Seller to Purchaser or its subsidiaries. Notwithstanding the foregoing sentence, Purchaser and its subsidiaries shall be permitted to (i) engage in general advertising, solicitations or marketing campaigns, programs or other efforts not specifically directed or targeted at such customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such customers through existing branch offices of Purchaser, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

(c) For a period of one (1) year from and after the Closing Date, TSFG and Seller shall not, and each of them shall not cause its subsidiaries to, and, if the Merger is consummated, then from and after the date of such consummation, TD shall not, and shall not cause its subsidiaries to, without the prior written consent of Purchaser, directly or indirectly (i) solicit for employment, hire, or retain as an independent consultant or contractor any person who becomes a Transferred Employee or (ii) induce, encourage or solicit any such Transferred Employee to leave the employment or position with Purchaser, accept any other position or employment with any of TSFG, Seller or any of their respective subsidiaries, or TD or any of its subsidiaries, or any other person or otherwise interfere with Purchaser’s employment relationship with any person who becomes a Transferred Employee; provided, however, that (A) TSFG and Seller, and their respective subsidiaries, and TD and its subsidiaries, may engage in any of the foregoing activities described in clauses (i) and (ii) of this Section 7.6(c) with any such Transferred Employee who has been terminated by Purchaser or any of its subsidiaries prior to such activity, (B) nothing in this Section 7.6(c) shall prohibit TSFG, Seller or any of their respective subsidiaries, or TD or any of its subsidiaries, from engaging in general solicitations to the public or general advertising not specifically targeted at employees of Purchaser, (C) TSFG, Seller and their respective subsidiaries, and TD and its subsidiaries, may use employee search firms, so long as such employee search firms are not advised by TSFG, Seller or their respective subsidiaries, or TD or its subsidiaries, to engage in targeted solicitations of Transferred Employees and (D) TSFG, Seller and their respective subsidiaries, and TD and its subsidiaries, may discuss employment with, and hire, any Transferred Employee who contacts TSFG, Seller or their respective subsidiaries, or TD or its subsidiaries, independently without any solicitation by TSFG, Seller or their respective subsidiaries, or TD or its subsidiaries, that is otherwise prohibited by this Section 7.6(c).

(d) From and after the date of this Agreement, each of TSFG, Seller, TD and Purchaser (each, a “Party”) shall, and shall cause their respective Affiliates and representatives to, keep confidential (i) any information supplied by or on behalf of any of the other Parties in connection with the transactions contemplated hereby, (ii) the existence and the terms of this Agreement and (iii) any written, oral or other information relating to the Acquired Assets, the Assumed Liabilities, or the Branches, and none of the Parties or their respective Affiliates or representatives shall use any such information to the detriment of another Party, provided that the confidentiality obligation of this Section 7.6(d) shall not apply to a Party to the extent that (A) any such information is or becomes generally available to the public other than as a result of disclosure, directly or indirectly, by such Party or such Party’s Affiliates or representatives; (B) any such information (including any report, statement, testimony or other submission to a Regulatory Authority) is required by applicable Law to be disclosed; or (C) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than any other Party, its Affiliates or representatives) that is not known to such Party, after due inquiry, to be bound by a contractual, fiduciary or other obligation of confidentiality with respect to such information; provided, further, however, that in the case of clause (B) of the foregoing proviso, the disclosing Party has given to the other Party, to the extent permitted by applicable Law, prompt written notice of such request or requirement so that such other Party may seek an appropriate order or other remedy protecting the confidential material from disclosure, and the disclosing Party reasonably cooperates with such other Party to obtain such protective order or other remedy, and in any case, the disclosing Party shall furnish only that portion of the confidential information which, in the opinion of its counsel, such disclosing Party is legally required to disclose; and provided, further, that the disclosing Party provides the other Party with written notice of the information to be disclosed as far in advance of its disclosure as reasonably practicable and uses commercially reasonable efforts to seek confidential treatment of such information. Each of the Parties shall instruct their respective Affiliates and representatives having access to such information of such obligation of confidentiality. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent any of the Parties from disclosing any information described in the first sentence of this Section 7.6(d) to any bank regulatory authority having jurisdiction over such Party or its Affiliates.

(e) The parties hereto agree that irreparable damage would occur in the event that any of the provisions in this Section 7.6 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of proving actual damages or posting a bond or other security, any party hereto shall be entitled to specific enforcement of, and to temporary and/or permanent injunction or injunctions to prevent breaches of, the terms and provisions of this Section 7.6 in addition to any other remedy to which it may be entitled at law or in equity.

7.7. Insurance. Seller and its Affiliates will maintain in effect until the Closing Date all insurance policies relating to the Branches maintained by Seller on the date hereof or procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing Date. In the event of any damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.8. Loan Servicing. With respect to each of the Transferred Loans, from the date hereof (or, with respect to any Transferred Loan that becomes a Transferred Loan after the date hereof pursuant to replacement as contemplated in the definition thereof, from the date of such replacement) until the Closing Date, Seller shall provide servicing of such Transferred Loans that is consistent in all material respects with the servicing provided with respect to its comparable loans that are not Transferred Loans. Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof (or, with respect to any Transferred Loan that becomes a Transferred Loan after the date hereof pursuant to replacement as contemplated in the definition thereof, from the date of such replacement) until the Closing Date Seller shall not (a) except as required by Law or the terms of the applicable Loan Documents, release any collateral or any party from any material liability on or with respect to any of the Transferred Loans, (b) compromise or settle any material claims of any kind or character with respect to the Transferred Loans or (c) amend or waive any of the material terms of any Transferred Loan as set forth in the applicable Loan Documents or any material rights that Seller may have in respect thereof.

7.9. Notices and Change of Name. No later than five (5) Business Days after the Closing, Purchaser will (a) notify all persons whose Transferred Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (b) provide all appropriate notices to the Regulatory Authorities required as a result of the consummation of such transactions. Seller shall cooperate with any reasonable request of Purchaser directed to accomplish the removal of Seller’s signage by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) the expense of all such removals and all such installations shall be borne by the Purchaser; (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches, (iii) such installed signage shall comply with the applicable Branch Lease and all applicable zoning and permitting Laws and (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make the Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller. Purchaser agrees not to use any forms or other documents bearing Seller’s or any of their respective Affiliates’ name or logo after the Closing without the prior written consent of Seller (other than to indicate Seller’s prior ownership of the Branches), and, if such consent is given, Purchaser agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or other document. Prior to the earlier of the Closing or March 1, 2011, Seller will not rebrand Seller’s signage relating to the Branches (other than to provide all appropriate notices required by the Regulatory Authorities) or effect any systems conversion contemplated in connection with the Merger.

7.10. Real Estate Matters. Seller will provide, at Seller’s expense, Purchaser with a commitment or commitments for title insurance with respect to each parcel of real property comprising the Owned Real Property (including all documents, instruments or agreements evidencing or creating the exceptions referenced in such commitment) from a title insurance company reasonably acceptable to Purchaser within 60 days after the execution of this Agreement. Purchaser shall have 15 business days after the receipt of the commitment for title insurance to object, in writing, to any exceptions or other matters contained therein, other than for current taxes not delinquent, printed exceptions generally contained in any owner’s standard coverage policy of title insurance, rights of government entities to make cuts and fills in connection with construction and/or maintenance of any public roadways adjoining the real property and identified easements and reservations of record or other matters which do not adversely effect the use or value of each such parcel of real property as a bank branch office. If no objections are made, Purchaser shall be deemed to have accepted the status of title. If Purchaser gives timely notice of its objections, Seller shall have the opportunity (but not the obligation) for 10 business days from the date of such notice to cure the objection. Purchaser may, within 45 days of the date hereof, obtain a survey of the Owned Real Property, at its expense. If Purchaser obtains a survey within such specified timeframe, Purchaser shall have 10 Business Days after the receipt of such survey to object, in writing, to any matters contained therein which materially and adversely affect the use or value of each applicable parcel as a bank branch. If no objections are made, Purchaser shall be deemed to have accepted the survey. If Purchaser gives timely notice of its objections, Seller shall use its reasonable best efforts to cure the objection prior to Closing. Seller has provided, or will provide within 10 Business Days from the date of this Agreement, all surveys, plats, titles, records, any other similar information held by or for Seller to Purchaser and will deliver any originals thereof to Purchaser at Closing.

7.11. Additional Assurance. TSFG shall cause Seller to perform its obligations under this Agreement, including the consummation of the P&A Transaction contemplated by this Agreement. Subject to the terms of this Agreement, TSFG shall, and shall cause its subsidiaries that may hold any Acquired Assets to, transfer, sell, convey, assign, transfer and deliver to Purchaser on behalf of Seller all of the Acquired Assets, including by delivering such documents, instruments and agreements (including a joinder to this Agreement by which such person becomes an additional seller hereunder) and by taking such other actions as are reasonably necessary to consummate the P&A Transaction contemplated hereby.

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1. Tax Representations. Seller represents and warrants to Purchaser that:

(a) There are no Liens for Taxes on any Acquired Asset, except for Taxes not yet due and payable.

(b) Seller is not a foreign person as defined in Treasury Regulation section 1.1445-2(b)(2)(i) and will not be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Acquired Assets.

8.2. Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall be deemed to be:

(a) In the case of Taxes imposed on a periodic basis (such as Property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and

(b) In the case of Taxes not described in clause (a) above, the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

8.3. Sales and Transfer Taxes. Seller shall pay all transfer, recording, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due. The party which has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3, and the other party shall cooperate with respect thereto as necessary. The parties will take all reasonable steps to minimize any Transfer Taxes. Seller shall indemnify and hold Purchaser harmless from and against any such Taxes owed by Seller.

8.4. Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.

8.5. Payment of Amount Due under Article 8. Concurrently with delivery of the Final Closing Statement, Seller shall present to Purchaser for Purchaser’s review and consent, such consent not to be unreasonably withheld, a statement reflecting an estimated amount of Straddle Period Taxes due by Seller under the principles set forth in Section 8.2 (including, for the avoidance of doubt, any Taxes assessed with respect to the operation of the Branches prior to the Closing Date); provided that, if the actual amount of such Taxes for a Straddle Period is not known for the Straddle Period as of the Closing Date, the amount of such Taxes attributable to the portion of the Straddle Period that ends on the Closing Date will be estimated as of the Closing Date based on the amount of Tax for the prior taxable period (taking into account any changes in the rate of Tax or composition of the assets) (such statement, the “Estimated Tax Statement,” and any amount due thereunder, the “Estimated Tax Adjustment Amount”). When the actual amount of any such Taxes calculated on the Estimated Tax Statement becomes known, if the net amount of Seller’s share of such Taxes is greater than what is shown on the Estimated Tax Statement, then Seller will promptly pay such excess to Purchaser and, if Seller's share of the net amount of such Taxes is less than what is shown on the Estimated Tax Statement, Purchaser will promptly pay such shortfall to Seller.

8.6. Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

(a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Acquired Assets, the Assumed Liabilities, or the operation of the Branches; provided, however, that no party shall be required to make available any Tax Returns or any other information relating to its Taxes that it deems confidential;

(b) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Acquired Assets, the Assumed Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and

(c) The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

8.7. Transferred Employees. (a) At least fifteen (15) calendar days prior to the Closing Date and effective as of the Closing Date, Purchaser agrees that it shall offer employment pursuant to the terms set forth below to all Branch Employees (it being understood that offers of employment will be made to such employees of Seller or its Affiliates then working in the Branches and will also be subsequently extended to any individuals subsequently hired for employment at the Branches by Seller or its Affiliates in the ordinary course of business consistent with past practice prior to the Closing Date), and will employ each Branch Employee who has not declined such offer, effective as of the Closing Date (or, with respect to a Branch Employee who is on (x) short-term disability leave at the Closing Date, who actively commences employment with Purchaser within 180 calendar days after the Closing Date, or (y) military leave at the Closing Date, who actively commences employment with Purchaser within the time period mandated by applicable Law, in each case effective as of the date such Branch Employee actively commences employment with Purchaser). On and after the Closing Date, each Branch Employee employed by Purchaser, as of the first day of such Branch Employee’s active employment with Purchaser or one of its Affiliates, shall be defined as a “Transferred Employee” for purposes of this Agreement. Each Transferred Employee’s employment with Seller shall cease as of the applicable Transfer Date. Subject to the provisions of this Section 8.7, Transferred Employees shall be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee.

(b) Each Transferred Employee shall initially be provided employment by Purchaser subject to the following terms and conditions:

(i)	Base salary shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by Seller to such Transferred Employee as of the Business Day prior to the Closing Date; and

(ii)	The Transferred Employee’s principal work location shall be within twenty-five (25) miles of the Transferred Employee’s principal work location as of the Business Day prior to the Closing Date; and

(iii)	Except as otherwise specifically provided herein, from and after the Closing Date, each Transferred Employee shall be provided employee benefits and compensation opportunities that are substantially equivalent to those provided to similarly situated employees of Purchaser in accordance with the terms of Purchaser’s employee benefit and compensation plans commencing on such Transferred Employee’s Transfer Date. Without limiting the generality of the foregoing, Purchaser shall provide each Transferred Employee with credit for such Transferred Employee’s period of service as recognized by Seller immediately prior to the applicable Transfer Date (including any service credited from predecessors by merger with or into, or acquisition by, Seller) with respect to all of Purchaser’s employee benefit plans, practices and policies (but not for accrual of benefits under any defined benefit pension plan or post-retirement welfare benefit plan), provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

(iv)

Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of Purchaser, as such plans may exist, on and after the applicable Transfer Date, and any pre-existing conditions, provisions or actively at-work requirements of such plans shall be waived with respect to any such Transferred Employee (it being understood that general requirements of formal employment with Purchaser shall not be waived). All Transferred Employees who cease participation in a Seller’s medical and/or dental or other welfare plans on the applicable Transfer Date and become participants in a corresponding Purchaser plan shall receive credit for all co-payments and deductibles paid under Seller’s medical and dental plans, upon substantiation, in a form satisfactory to Purchaser that such co-payments and/or deductibles or portion thereof have been satisfied.

(v)	The foregoing shall not preclude the Purchaser from amending or terminating, or requiring the Purchaser to provide, be bound by or maintain for any period of time, any of the foregoing terms, compensation and benefits following the Closing Date.

(c) Except as provided in this Section 8.7, Seller shall remain solely responsible for any and all liabilities and obligations arising under the employee benefit plans (or associated assets and liabilities) of Seller and its Affiliates with respect to service of the Transferred Employees prior to the Closing Date, and Purchaser shall not assume or otherwise acquire any of the employee benefit plans of Seller and its Affiliates. Seller shall pay, discharge, and be responsible for (i) all salary, wages and incentive compensation arising out of employment of each Transferred Employee through the applicable Transfer Date, and (ii) any employee benefits (including, but not limited to, accrued vacation) arising under Seller’s employee benefit plans and employee programs prior to the applicable Transfer Date, including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date.

(d) From and after the applicable Transfer Date, Purchaser shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of each Transferred Employee by Purchaser from and after the applicable Transfer Date, including, without limitation, all claims under Purchaser’s welfare benefits plans incurred after the applicable Transfer Date. Claims are incurred as of the date services are provided or disability payments are accrued, notwithstanding when the injury or illness may have occurred. In addition to the foregoing, in the event that Purchaser terminates any Transferred Employee’s employment for any reason other than for any of the reasons indicated in Section 3.3(e) and Sections 3.3(g) through 3.3(k) of The South Financial Group, Inc. Severance Pay Plan, as amended and restated on July 1, 2006 (the “Seller Severance Plan”) on or at any time during the 180 days immediately after the Closing Date (the “Severance Period”), Purchaser shall provide severance payments and benefits equal to the greater of (x) the same level of severance payments and benefits as the Transferred Employee would have received under the Seller Severance Plan (the “Seller Severance Amount”), or (y) the same level of severance payments and benefits as similarly situated employees of Purchaser would receive under Purchaser’s severance pay plan or policy (the “Purchaser Severance Amount”), in each case if the Transferred Employee had experienced a termination of employment under circumstances that would have given rise to severance payments and benefits under each such plan or policy. Within 30 days of the end of the Severance Period, Purchaser agrees to send, and upon receipt, Seller agrees to promptly pay, an invoice (and any other supporting documentation requested by Seller), for the difference, if any, by which the Seller Severance Amount actually paid by Purchaser to Transferred Employees upon termination exceeded the Purchaser Severance Amount applicable to such Transferred Employees.

(e) As of the date of this Agreement, Branch Employees are able to participate in tax-qualified defined contribution retirement plans maintained by Seller and its Affiliates (collectively referred to as the “Seller Savings Plans”). On the applicable Transfer Date, the Transferred Employees shall cease to participate in the Seller Savings Plans. Purchaser shall take all actions necessary and appropriate to ensure that, on the Closing Date, Purchaser maintains or adopts one or more savings plans (hereinafter referred to in the aggregate as the “Purchaser Savings Plans” and individually as the “Purchaser Savings Plan”) effective as of the Closing Date and to ensure that each Purchaser Savings Plan is a tax-qualified, single-employer individual account plan under Section 401(a) of the Code. Purchaser shall permit Transferred Employees to participate in such Purchaser Savings Plans upon the applicable Transfer Date. The terms of the Purchaser Savings Plans, or each such Purchaser Savings Plan, shall provide that each Transferred Employee shall have the right to make a direct rollover to a Purchaser Savings Plan of his or her account in a Seller Savings Plan, including a direct rollover of any notes evidencing loans made to such Transferred Employee; provided that each Transferred Employee who elects to roll over an account in a Seller Savings Plan must roll over his or her entire account balance (including a rollover of any notes evidencing loans made to such Transferred Employee).

(f) Nothing in this Agreement shall be construed to grant any Branch Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan. This Agreement shall not limit Purchaser’s or any of Purchaser’s Affiliates’ ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. Except as expressly set forth in Section 12.9, this Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other person, including, any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.

ARTICLE 9

CONDITIONS TO CLOSING

9.1. Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. The Regulatory Approvals shall have been obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated; provided that no such approval shall have imposed any condition or restriction on Purchaser that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the anticipated financial benefits to the Purchaser of the transactions contemplated by this Agreement.

(b) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) which is in effect and which prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties; Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c), such representations and warranties (other than the representation and warranty set forth in the first sentence of Section 5.4) shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President of Seller. Seller shall have performed its covenants and agreements herein required to be performed on or prior to the Closing Date in all material respects. Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President of Seller.

(d) Title Insurance and Surveys. Purchaser shall have accepted (or shall be deemed to have accepted) the commitment(s) and any survey(s) in accordance with Section 7.10, or Seller shall have performed its obligations under Section 7.10; provided, however, that no objection raised by Purchaser under Section 7.10 and not cured by Seller shall have a Material Adverse Effect on the use of the Owned Real Property as a bank branch office.

9.2. Conditions to Obligations of Seller. Unless waived in writing by Seller with the prior written consent of TD, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. The Regulatory Approvals shall have been obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b) Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the

Closing Date (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality”) would not result in a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President of Purchaser. Purchaser shall have performed its covenants and agreements herein required to be performed on or prior to the Closing Date in all material respects. Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President of Purchaser.

(d) The Share Purchase shall have been consummated as provided for in the Share Purchase Agreement.

ARTICLE 10

TERMINATION

10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By the mutual written agreement of Purchaser and Seller;

(b) By Seller or Purchaser, in the event of a breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) calendar days after written notice of such termination has been delivered to the breaching party and which would if occurring or continuing on the Closing Date, permit the terminating party not to consummate the P&A Transaction under the standard set forth in Sections 9.1(c) or 9.2(c), as applicable;

(c) By Seller or Purchaser, in the event the Closing has not occurred by the earlier to occur of (i) the date that is nine (9) months after the date of this Agreement and (ii) one hundred eighty (180) days after the date of the consummation of the Share Purchase, unless the failure to so consummate the transactions contemplated by this Agreement is due to a breach of this Agreement by the party seeking to terminate; provided, however, that, notwithstanding any such breach, Seller shall have the right to terminate this Agreement pursuant to this Section 10.1(c), in order to comply with commitments made by TD to the Board of Governors of the Federal Reserve System, if the Closing has not occurred by the date that is one hundred and eighty (180) days after the date of the consummation of the Share Purchase; or

(d) By either Seller or Purchaser, if any Regulatory Authority that must grant a Regulatory Approval has denied approval of the P&A Transaction or any Regulatory Authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction.

(e) By Seller, upon the termination of the Merger Agreement.

Notwithstanding any of the foregoing, a termination of this Agreement by Seller (including the termination of this Agreement by Seller and Purchaser pursuant to clause (a) of this Section 10.1) shall not be effective without the prior written consent of TD.

10.2. Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement. In addition, the provisions of Section 7.6(d) shall survive any termination of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1. Indemnification. (a) Subject to Section 12.1, Seller, TSFG and, if the Merger is consummated, then from and after the date of such consummation, TD, jointly and severally (if TD is so obligated), shall indemnify and hold harmless Purchaser, its Affiliates and their respective directors, officers, employees, successors and permitted assigns (the “Purchaser Indemnified Parties”), from and against, and pay and reimburse each such Purchaser Indemnified Party for, any and all Losses arising out of, from, in connection with or attributable to the following:

(i)	any inaccuracy or breach of any representation or warranty made by Seller or TSFG in this Agreement, including any inaccuracy in or omission from any schedule, certificate or other instrument furnished or to be furnished in connection with this Agreement;

(ii)	any breach of any covenant, obligation or agreement to be performed by Seller, TSFG or TD pursuant to this Agreement or any other document or instrument furnished or to be furnished in connection with this Agreement;

(iii)	any asset that is not an Acquired Asset;

(iv)	any responsibility, liability, obligation or duty of Seller or its Affiliates that is not an Assumed Liability; and

(v)	the ownership or operation of the Branches, including any actions taken or omitted to be taken by Seller or its Affiliates relating to the Acquired Assets and the Assumed Liabilities and any suits or proceedings commenced in connection therewith, prior to the Closing Date.

For the purposes of calculating any Losses under this Section 11.1(a), any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements (other than clause (ii) of the first sentence of Section 5.4) shall be disregarded.

(b) Subject to Section 12.1, Purchaser shall indemnify and hold harmless Seller, its Affiliates and their respective directors, officers, employees, successors and permitted assigns (the “Seller Indemnified Parties”), from and against, and pay and reimburse each such Seller Indemnified Party for, any and all Losses arising out of, from, in connection with or attributable to the following:

(i)	any inaccuracy or breach of any representation or warranty made by Purchaser in this Agreement, including any inaccuracy in or omission from any schedule, certificate or other instrument furnished or to be furnished in connection with this Agreement;

(ii)	any breach of any covenant, obligation or agreement to be performed by Purchaser pursuant to this Agreement or any other document or instrument furnished or to be furnished in connection with this Agreement;

(iii)	any actions taken or omitted to be taken by Purchaser or its Affiliates with respect to any Repurchased Loans from and after the Closing Date and any suits, actions or proceedings in connection therewith; and

(iv)	the ownership or operation of the Branches, including any actions taken or omitted to be taken by Purchaser or its Affiliates relating to the Acquired Assets and the Assumed Liabilities and any suits or proceedings commenced in connection therewith, from and after the Closing Date.

(c) Any party seeking indemnification under this Section 11.1 (an “Indemnified Party”) shall promptly give the party from whom indemnification is being sought (an “Indemnifying Party”) notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, as promptly as reasonably practicable following such determination. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third-Party Claim (as defined below), if the Indemnifying Party does not notify the Indemnified Party within ten (10) days from its receipt of the Claim Notice that the Indemnifying Party disputes such claim (the “Dispute Notice”), the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (other than any Third-Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate resolutions to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved by litigation in the courts specified in Section 12.7.

(d) The obligations and liabilities of an Indemnifying Party under this Section 11.1 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 11.1 (“Third-Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 11.1(c) of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. In any such action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and in the reasonable judgment of the Indemnified Party, representation of the Indemnifying Party and the Indemnified Party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, then no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any person and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent if required pursuant to the immediately preceding sentence. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party. With respect to any Third-Party Claim subject to indemnification under this Section 11.1: (x) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other person reasonably informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such person is not represented by its own counsel, and (y) both the Indemnified Party and the Indemnifying Party, as the case may be, shall (each at its own expense) render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim. With respect to any Third-Party Claim subject to indemnification under this Section 11.1, the parties agree to cooperate in such a manner as to preserve in full (to the extent reasonably possible) the confidentiality of confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (a) it will use its reasonable best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (b) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e) Notwithstanding anything to the contrary contained in this Agreement:

(i) an Indemnifying Party shall not be liable under Section 11.1(a)(i) or Section 11(b)(i) for any Losses sustained by the Indemnified Party unless and until the aggregate amount of all indemnifiable Losses sustained by the Indemnified Party under Section 11.1(a)(i) or Section 11.1(b)(i) shall exceed an amount equal to $100,000, in which event the Indemnifying Party shall provide indemnification hereunder in respect of all such indemnifiable Losses (and not just Losses in excess of $100,000); and provided, however, that the maximum aggregate amount of indemnification payments payable by the Indemnifying Party pursuant to Section 11.1(a)(i) or Section 11.1(b)(i) shall be equal to $5,000,000; and provided further, however, that claims with respect to breaches of the representations and warranties of Seller set forth in Section 8.1 (Taxes) shall not be so limited by this Section 11.1(e)(i); and

(ii) notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other person for any consequential or punitive damages or damages for lost profits of such other person in any action relating to the subject matter of this Agreement (“Excluded Damages”); provided, however, that a party will be liable for Excluded Damages to the extent actually awarded in a Third-Party Claim pursuant to this Section 11.1.

(f) The right to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and agreements.

(g) All indemnification payments under this Section 11.1 shall be deemed adjustments to the Purchase Price, unless otherwise required by Law.

11.2. Exclusivity. After the Closing, except as expressly set forth in Sections 2.5 and 8.3, and except in the case of common law fraud relating to the entry into this Agreement, this Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agree that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

11.3. AS IS Sale: Waiver of Warranties. Except as expressly set forth in Article 5, Purchaser acknowledges that the Acquired Assets and Assumed Liabilities are being sold and accepted on an “AS IS WHERE IS” basis, and are being accepted without any representation or warranty. As part of Purchaser’s agreement to purchase and accept the Acquired Assets and Assumed Liabilities AS IS WHERE IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND LIABILITIES INCLUDING, BUT NOT LIMITED TO, THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE EXPRESSLY SET FORTH IN ARTICLE 5. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE ON EXPRESS WARRANTIES (EXCEPT THOSE EXPRESSLY SET FORTH IN ARTICLE 5), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

ARTICLE 12

MISCELLANEOUS

12.1. Survival. The parties’ respective representations and warranties contained in this Agreement shall survive until the second anniversary of the Closing Date; provided, that Seller’s representations and warranties with respect to any Loans that are Repurchased Loans shall survive only until the applicable Put Date. No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the Indemnifying Party in accordance with Section 11.1(c) prior to the expiration of the survival period applicable to such representation or warranty; provided, however, that if written notice of a claim has been given in accordance with Section 11.1(c) prior to the expiration of the survival period applicable to such representation and warranty, then the relevant representation and warranty shall survive as to such claim until such claim has been finally resolved. The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly contemplating performance thereafter.

12.2. Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void; provided, however, that following the consummation of the Merger Seller or TSFG may assign this Agreement or any of their rights, interests or obligations hereunder to one or more of their respective Affiliates without the prior written consent of Purchaser; provided, further, that no such assignment shall change the amount or nature of the Purchase Price or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

12.3. Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4. Public Notice. Seller, TD and Purchaser shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may be required by Law. In addition, Seller and its Affiliates shall consult with Purchaser regarding communications with Branch Employees related to the transactions contemplated hereby.

12.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Seller or TSFG:	The South Financial Group, Inc.
102 South Main Street
Greenville, South Carolina 29601
Fax: (864) 239-6423
	Attention:	William P. Crawford, Jr.
Executive Vice President
and General Counsel

and to:

The Toronto-Dominion Bank
Toronto Dominion Tower
66 Wellington Street West, 4th Tower
Toronto, Ontario M5K1A2, Canada
Fax: (416) 308-1943
	Attention:	Christopher A. Montague
Executive Vice President
and General Counsel

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
	Attention:	Lee Meyerson
Ellen Patterson

If to TD:	TD Bank, N.A.
P.O. Box 9540
Portland, ME 04112-9540
Fax: (207) 408-8333
	Attention:	John Opperman, Executive Vice President & General Counsel

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
	Attention:	Lee Meyerson
Ellen Patterson

If to Purchaser:	CenterState Bank of Florida, N.A.
1101 First Street South
Winter Haven, Florida 33880
Fax: (863) 291-3994
	Attention:	John C.Corbett
President and Chief Executive Officer

With a copy to:	Smith Mackinnon, PA
255 South Orange Avenue, Suite 800
Orlando, Florida 32801
Fax: (407) 843-2448
	Attention:	John P. Greeley, Esquire

12.6. Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

12.7. Governing Law. (a) This Agreement shall be governed and construed in accordance with the Laws of the State of Florida.

(b) Each of Seller, TSFG, TD and Purchaser hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Middle District of Florida and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of the Circuit Court for the Tenth Judicial Circuit for the State of Florida, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of Seller, TSFG, TD and Purchaser hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 12.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of Seller, TSFG, TD and Purchaser irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(c) Each of Seller, TSFG, TD and Purchaser further irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 12.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(d) Each of Seller, TSFG, TD and Purchaser expressly acknowledges that the foregoing waivers are intended to be irrevocable under the Laws of the State of Florida and of the United States of America; provided that consent by Seller, TSFG, TD and Purchaser to jurisdiction and service contained in this Section 12.7 is solely for the purpose referred to in this Section 12.7 and shall not be deemed to be a general submission to said courts or in the State of Florida other than for such purpose.

12.8. Entire Agreement; Amendment. (a) This Agreement, together with the Confidentiality Agreement and the other documents, agreements and instruments referred to herein, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; provided that the Confidentiality Agreement shall survive in accordance with its terms.

(b) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties as set forth in a writing signed by the parties hereto or their respective successors in interest and with the prior written consent of TD. The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless it is in writing and approved in writing by TD.

12.9. Third Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser; provided, however, that TD is an express third party beneficiary of this Agreement and shall have the right to enforce the provisions of this Agreement against any party hereto to the same extent as if it were a party to all provisions of this Agreement.

12.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.11. Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.12. Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

CENTERSTATE BANK OF FLORIDA, N.A.

By:
Name:
Title

CAROLINA FIRST BANK

By:
Name:
Title

THE SOUTH FINANCIAL GROUP, INC. (solely with respect to Articles 5 and 12 and Sections 7.6, 7.11 and 11.1)

By:
Name:
Title

TD BANK, NATIONAL ASSOCIATION (solely with respect to Article 12 and Sections 2.6, 7.6 and 11.1)

By:
Name:
Title